                                  EXHIBIT 99.3

       ------------------------------------------------------------------

                     CONVERSION VALUATION APPRAISAL REPORT


                                  PREPARED FOR:


                     FIRST FEDERAL FINANCIAL SERVICES, INC.

                             EDWARDSVILLE, ILLINOIS

       ------------------------------------------------------------------



                                     As Of:
                                February 27, 2004



                                  PREPARED BY:

                             KELLER & Company, Inc.
                              555 Metro Place North
                                    Suite 524
                               Dublin, Ohio 43017
                                 (614) 766-1426


                                KELLER & COMPANY

       ------------------------------------------------------------------

                      CONVERSION VALUATION APPRAISAL REPORT


                                  PREPARED FOR:


                     FIRST FEDERAL FINANCIAL SERVICES, INC.

                             EDWARDSVILLE, ILLINOIS

       ------------------------------------------------------------------




                                     As Of:
                               February 27, 2004

                             KELLER & COMPANY, INC.
                        FINANCIAL INSTITUTION CONSULTANTS
                              555 METRO PLACE NORTH
                                    SUITE 524
                               DUBLIN, OHIO 43017
                                 (614) 766-1426
                               (614) 766-1459 FAX



March 11, 2004


Board of Directors
First Federal Savings and Loan Association
300 St. Louis Street
Edwardsville, Illinois 62025

To the Board:

We hereby submit an independent appraisal of the pro forma market value of the to-be-issued stock of First Federal Financial Services, Inc. ("Corporation"), which is the mid-tier holding company of First Federal Savings and Loan Association, Edwardsville, Illinois ("First Federal" or the "Association"). The Corporation is a subsidiary of First Federal Financial Services, MHC. Such stock is to be issued in connection with the application to complete a minority stock offering by the Corporation with First Federal Financial Services, MHC, to own
55.0 percent of the Corporation. This appraisal was prepared and provided to the Association in accordance with the appraisal requirements and regulations of the Office of Thrift Supervision of the United States Department of the Treasury.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks. The firm is a full-service consulting organization, as described in more detail in Exhibit A, specializing in market studies, business and strategic plans, stock valuations, conversion and reorganization appraisals, and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data provided to us by First Federal and the material provided by the independent auditors, McGladrey & Pullen, LLP, Champaign, Illinois and J.W. Boyle & Co., LTD., Belleville, Illinois, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Association's assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the preparation of this appraisal, we held discussions with the management of First Federal, with the law firm of Luse Goreman Pomerenk & Schick, P.C., Washington, D.C., the Association's conversion counsel, and with McGladrey & Pullen, LLP. Further, we viewed the Association's local economy and primary market area.

Board of Directors
First Federal Savings and Loan Association
March 11, 2004
Page 2


This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation's stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Association's operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation's appraised value in such appraisal update.

It is our opinion that as of February 27, 2004, the pro forma market value or appraised value of the Corporation is $37,000,000 at the midpoint, with a minority offering level of $16,650,000 or 1,665,000 shares at $10 per share, representing 45.0 percent of the total valuation. The pro forma valuation range of the Corporation is from a minimum of $31,450,000 to a maximum of $42,550,000, with a maximum, as adjusted, of $48,932,000, representing offering levels of $14,152,500 at the minimum to a maximum of $19,147,500, with a maximum, as adjusted, of $22,019,630, representing 1,415,250 shares, 1,914,750 shares and 2,210,963 shares at $10 per share at the minimum, maximum, and maximum, as adjusted, respectively.

The pro forma appraised value of First Federal Financial Services, Inc. as of February 27, 2004, is $37,000,000 at the midpoint with a midpoint offering level of $16,650,000.

Very truly yours,

KELLER & COMPANY, INC.

                                TABLE OF CONTENTS


                                                                            PAGE
INTRODUCTION                                                                  1

  I.    DESCRIPTION OF FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION
        General                                                               4
        Performance Overview                                                  8
        Income and Expense                                                    9
        Yields and Costs                                                     13
        Interest Rate Sensitivity                                            14
        Lending Activities                                                   16
        Nonperforming Assets                                                 19
        Investments                                                          21
        Deposit Activities                                                   22
        Borrowings                                                           23
        Subsidiaries                                                         23
        Office Properties                                                    23
        Management                                                           23

  II.   DESCRIPTION OF PRIMARY MARKET AREA 25

  III.  COMPARABLE GROUP SELECTION
        Introduction                                                         32
        General Parameters
           Merger/Acquisition                                                33
           Mutual Holding Companies                                          33
           Trading Exchange                                                  34
           IPO Date                                                          35
           Geographic Location                                               35
           Asset Size                                                        36
        Balance Sheet Parameters
           Introduction                                                      37
           Cash and Investments to Assets                                    37
           Mortgage-Backed Securities to Assets                              38
           One- to Four-Family Loans to Assets                               39
           Total Net Loans to Assets                                         39
           Total Net Loans and Mortgage-Backed Securities to Assets          39
           Borrowed Funds to Assets                                          40
           Equity to Assets                                                  40
        Performance Parameters
           Introduction                                                      41

                                                                            PAGE
  III.  COMPARABLE GROUP SELECTION (CONT.)
        Performance Parameters (cont.)
           Return on Average Assets                                          41
           Return on Average Equity                                          42
           Net Interest Margin                                               42
           Operating Expenses to Assets                                      43
           Noninterest Income to Assets                                      43
        Asset Quality Parameters
           Introduction                                                      44
           Nonperforming Assets to Asset                                     44
           Repossessed Assets to Assets                                      45
           Loan Loss Reserves to Assets                                      45
        The Comparable Group                                                 46

  IV.   ANALYSIS OF FINANCIAL PERFORMANCE 47

  V.    MARKET VALUE ADJUSTMENTS
        Earnings Performance                                                 50
        Market Area                                                          54
        Financial Condition                                                  55
        Asset, Loan and Deposit Growth                                       58
        Dividend Payments                                                    59
        Subscription Interest                                                60
        Liquidity of Stock                                                   61
        Management                                                           61
        Marketing of the Issue                                               62

VI.     Valuation Methods                                                    64
        Price to Book Value Method                                           65
        Price to Earnings Method                                             67
        Price to Assets Method                                               68
        Valuation Conclusion                                                 69

                                LIST OF EXHIBITS


NUMERICAL                                                                 PAGE
EXHIBITS

   1         Consolidated Balance Sheet -
               At December 31, 2003                                        71
   2         Consolidated Statements of Financial Condition -
               At December 31, 1999 through 2002                           72
   3         Consolidated Statement of Income For the Year Ended
               December 31, 2003                                           73
   4         Consolidated Statements of Operations - December 31,
               1999 through 2002                                           74
   5         Selected Consolidated Financial Data                          75
   6         Income and Expense Trends                                     76
   7         Normalized Earnings Trend                                     77
   8         Performance Indicators                                        78
   9         Volume/Rate Analysis                                          79
  10         Yield and Cost Trends                                         80
  11         Net Portfolio Value                                           81
  12         Loan Portfolio Composition                                    82
  13         Loan Maturity Schedule                                        83
  14         Delinquent Loans                                              84
  15         Nonperforming Assets                                          85
  16         Classified Assets                                             86
  17         Allowance for Loan Losses                                     87
  18         Investment Portfolio Composition                              88
  19         Mix of Deposits                                               89
  20         Certificates By Maturity                                      90
  21         Borrowed Funds Activity                                       91
  22         Offices of First Federal Savings and Loan Association         92
  23         List of Key Officers and Directors                            93
  24         Key Demographic Data and Trends                               94
  25         Key Housing Data                                              95
  26         Major Sources of Employment                                   96
  27         Unemployment Rates                                            97
  28         Market Share of Deposits                                      98
  29         National Interest Rates by Quarter                            99
  30         Thrift Stock Prices and Pricing Ratios                       100
  31         Key Financial Data and Ratios                                108
  32         Recently Converted Thrift Institutions                       116
  33         Acquisitions and Pending Acquisitions                        117

NUMERICAL                                                                 PAGE
EXHIBITS



  34         Thrift Stock Prices and Pricing Ratios -
                        Mutual Holding Companies                          118
  35         Key Financial Data and Ratios -
                        Mutual Holding Companies                          120
  36         Balance Sheets Parameters -
                        Comparable Group Selection                        122
  37         Operating Performance and Asset Quality Parameters -
                        Comparable Group Selection                        125
  38         Balance Sheet Ratios -
               Final Comparable Group                                     128
  39         Operating Performance and Asset Quality Ratios
             Final Comparable Group                                       129
  40         Balance Sheet Totals - Final Comparable Group                130
  41         Balance Sheet - Asset Composition
               Most Recent Quarter                                        131
  42         Balance Sheet - Liability and Equity
               Most Recent Quarter                                        132
  43         Income and Expense Comparison
               Trailing Four Quarters                                     133
  44         Income and Expense Comparison as a Percent of
               Average Assets - Trailing Four Quarters                    134
  45         Yields, Costs & Earnings Ratios
               Trailing Four Quarters                                     135
  46         Dividends, Reserves and Supplemental Data                    136
  47         Valuation Analysis and Conclusions                           137
  48         Market Pricings and Financial Ratios - Stock Prices
               Comparable Group                                           138
  49         Pro Forma Minimum Valuation                                  139
  50         Pro Forma Mid-Point Valuation                                140
  51         Pro Forma Maximum Valuation                                  141
  52         Pro Forma Superrange Valuation                               142
  53         Summary of Valuation Premium or Discount                     143

ALPHABETICAL EXHIBITS
PAGE

  A          Background and Qualifications                                144
  B          RB 20 Certification                                          148
  C          Affidavit of Independence                                    149

INTRODUCTION

       Keller & Company, Inc. is an independent appraisal firm for financial institutions, and has prepared this Conversion Appraisal Report ("Report") which provides the pro forma market value of the to-be-issued minority offering of common stock of First Federal Financial Services, Inc. (the "Corporation"), a Delaware corporation, formed as a mid-tier holding company to own all of the common stock of First Federal Savings and Loan Association "(First Federal" or the "Association"), Edwardsville, Illinois. The Corporation will be majority owned by First Federal Financial Services, MHC, a federally chartered mutual holding company which currently owns all of the outstanding shares of the Corporation. Under the Plan of Conversion, the Corporation will be majority owned by First Federal Financial Services MHC, which will own 55.0 percent of the Corporation with the remaining 45.0 percent to be sold in a minority stock offering based on their appraised value as determined in this Report.


       The Application is being filed with the Office of Thrift Supervision ("OTS") of the Department of the Treasury and the Securities and Exchange Commission ("SEC"). Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Association's management and the Association's conversion counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.


       This conversion appraisal was prepared based on the guidelines provided by OTS entitled "Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization", in accordance with the OTS application requirements of Regulation ss.563b and the OTS's Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.


         The pro forma market value is defined as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller
INTRODUCTION (CONT.)

when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm's-length transaction. The appraisal assumes the Association is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.


       In preparing this conversion appraisal, we have reviewed the financial statements for the five fiscal years ended December 31, 1999 through 2003, and discussed them with First Federal's management and with First Federal's independent auditors, McGladrey & Pullen, LLP, Champaign, Illinois. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation's preliminary Form SB-2 and the Association's preliminary Form AC and discussed them with management and with the Association's conversion counsel.


       We have visited First Federal's main office and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Association's primary market area relative to Illinois, Ohio and the United States. We have also examined the competitive market within which First Federal operates, giving consideration to the area's numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.


       We have given consideration to the market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of First Federal to those selected institutions.


       Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who INTRODUCTION (CONT.)


purchases the stock of the Corporation in the minority stock offering in this mutual-to-stock conversion will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.     DESCRIPTION OF FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION

GENERAL

       First Federal Savings and Loan Association, Edwardsville, Illinois, was organized in 1921 as a state-chartered mutual savings and loan association. First Federal converted to a federally-chartered mutual savings and loan association in 1959. The Association then formed a mutual holding company, First Federal Financial Services MHC and a mid-tier holding company, First Federal Financial Services, Inc. but did not issue any stock to the public at the time of formation.


       First Federal conducts its business from its single office in Edwardsville, Illinois, the county seat of Madison County. The Association currently has no specific plan to open another branch or a new loan office in the area. The Association's primary retail market area is comprised of Madison County and its extended lending market includes the southern portion of Macoupin County located directly north of Madison County.


       First Federal's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") in the Savings Association Insurance Fund. The Association is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank. First Federal is a member of the Federal Home Loan Bank (the "FHLB") of Chicago and is regulated by the OTS and by the FDIC. As of December 31, 2003, First Federal had assets of $120,971,000, deposits of $97,931,000, and equity of $18,719,000.


       First Federal is a community-oriented financial institution which has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its market area. First Federal has been actively and consistently involved in the origination of one-to four-family mortgage loans which represented a strong 89.1 percent of its loan portfolio at December 31, 2003, and a larger 89.8 percent of its loan portfolio at fiscal year end December 31, 2003. At December 31, 2003, 91.4 percent of the Association's gross loans consisted of all types of residential real estate loans, including multi-family loans, compared to a higher 92.4 percent at December 31, 2002, with the primary sources of funds being retail
GENERAL (CONT.)

deposits from residents in its local communities and modest balances of FHLB advances. The Association is also an originator of commercial real estate loans and consumer loans. Consumer loans include loans on savings accounts, automobile loans and other secured and unsecured personal loans.


       The Association had $13.2 million, or 10.9 percent of its assets in cash and investments, excluding FHLB stock. The Association had an additional $5.4 million, or 4.5 percent of its assets in FHLB stock, with the combined total of investment securities, FHLB stock, and cash and cash equivalents being $18.6 million or 15.4 percent of assets. Deposits, FHLB advances and equity have been the primary sources of funds for the Association's lending and investment activities.


       The total amount of stock to be sold by the Association in the minority stock offering will be $16,650,000 or 1,665,000 shares at $10 per share based on the midpoint of the appraised value of $37.0 million, representing 45.0 percent of the total value. The net conversion proceeds will be $16.0 million, reflecting conversion expenses of approximately $675,000. The actual cash proceeds to the Association of $8.0 million will represent 50 percent of the net conversion proceeds. The ESOP will represent 5 percent of the gross shares issued, or 83,250 shares at $10 per share, representing $832,500. The Association's net proceeds will be invested in nonresidential real estate loans and possibly adjustable-rate mortgage loans, following their initial deployment to short term investments. The Association may also use the proceeds to expand services, expand operations or acquire other financial service organizations, diversify into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the ESOP, to purchase short- and intermediate-term government or federal agency securities or to invest in short-term deposits.


       First Federal has seen a modest overall deposit increase in fiscal 2003 with deposits increasing 1.9 percent from December 31, 2002, to December 31, 2003. Deposits increased 4.7 percent in fiscal 2002. The Association has focused on increasing its commercial real estate loan

GENERAL  (CONT.)

portfolio with a lesser increase in construction loans, offset by decreases in one- to four-family loans and multi-family loans during the past eighteen months, monitoring its earnings and strengthening its equity to assets ratio. Equity to assets increased from 15.13 percent of assets at December 31, 2002, to 15.47 percent at December 31, 2003.


       First Federal's lending strategy has been to focus on the origination of both adjustable-rate and fixed-rate, one-to four-family loans, commercial real estate loans, multi-family loans, and the origination of consumer loans. The Association does not currently offer home equity loans and has not been an originator of commercial business loans.


       First Federal's share of one- to four-family loans has decreased slightly from 89.8 percent of gross loans at December 31, 2002, to 89.1 percent as of December 31, 2003. Commercial real estate loans increased from 7.0 percent to
8.0 percent from December 31, 2002, to December 31, 2003. Multi-family loans decreased from 2.6 percent at December 31, 2002, to 2.3 percent at December 31, 2003. All types of mortgage loans as a group decreased slightly from 99.38 percent of gross loans at December 31, 2002, to 99.32 percent at December 31, 2003. The slight decrease in mortgage loans was offset by the Association's decrease in consumer loans. The Association's share of consumer loans witnessed an increase in their share of loans from 0.62 percent at December 31, 2002, to
0.68 percent at December 31, 2003.


       Management's internal strategy has also included continued emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances and also in recognition of the Association's continued increase in its total loan portfolio. At December 31, 2002, First Federal had $399,000 in its loan loss allowance or 0.42 percent of gross loans, which increased to $429,000 and represented a lesser 0.41 percent of gross loans at December 31, 2003.


GENERAL  (CONT.)


       Interest income from loans and investments has been the primary basis of earnings with the net interest margin being the key determinant of net earnings. With a dependence on net interest margin for earnings, current management will focus on maintaining the Association's net interest margin without undertaking excessive credit risk and will not pursue any significant change in its interest rate risk position.

PERFORMANCE OVERVIEW

       First Federal's financial position for the two most recent fiscal years ended December 31, 2002 and 2003, is highlighted through the use of selected financial data in Exhibit 5. First Federal has focused on maintaining its equity position, controlling its overhead ratio, increasing its loans, and striving to maintain its net interest margin. First Federal experienced a moderate increase in assets from December 31, 2002 to December 31, 2003, with a lesser increase in deposits and increases in FHLB advances and equity over the same period. Such increase in assets was related to the increase in one- to four-family mortgage loans. Assets, loans and deposits all increased in the period from December 31, 2002, to December 31, 2003.


       First Federal experienced a total increase in assets of $7.3 million or
6.4 percent for the period of December 31, 2002, to December 31, 2003. For the year ended December 31, 2002, assets increased by a lesser $6.1 million or 5.7 percent.


       The Association's net loan portfolio, including mortgage loans and non-mortgage loans, increased from $91.7 million at December 31, 2002, to $101.1 million at December 31, 2003, and represented a total increase of $4.0 million, or 4.4 percent. This increase was the result of a higher balance of one- to four-family mortgage loans. For the year ended December 31, 2002, loans increased $2.7 million or 3.0 percent.


       First Federal has pursued obtaining funds through deposits and has also made modest use of FHLB advances during the period of December 31, 2002, to December 31, 2003. The Association's competitive rates for savings in its local market in conjunction with its focus on service have been the sources and strategies for attracting retail deposits. Deposits increased 1.9 percent from December 31, 2002, to December 31, 2003. The Association's modest increase in deposits is partially the result of First Federal not offering checking accounts or MMDA accounts with check drawing privilege but simply a tiered interest rate based on balance. The Association's level of FHLB advances has increased from zero at December 31, 2002, to $4.0 million at December 31, 2003.


PERFORMANCE OVERVIEW  (CONT.)

       First Federal has been able to increase its equity level and equity to assets ratio from December 31, 2002, to December 31, 2003. At December 31, 2002, the Association had equity of $17.2 million, representing a 15.13 percent equity to assets ratio and then increasing to $18.7 million at December 31, 2003, and representing a 15.47 percent equity to assets ratio. The modest rise in the equity to assets ratio from December 31, 2002, to December 31, 2003, is the result of the Association's steady earnings performance impacted by a moderate increase in assets. Equity increased 8.9 percent from December 31, 2002, to December 31, 2003.


INCOME AND EXPENSE


       Exhibit 6 presents selected operating data for First Federal, reflecting the Association's income and expense trends. This table provides key income and expense figures in dollars for the fiscal years of 2002 and 2003.


       First Federal has experienced an overall decrease in its dollar level of interest income from fiscal year ended December 31, 2002, to June 30, 2003, due to the Association's decrease in yield on interest-earning assets, as a result of the decrease in interest rates. Interest income decreased from $7.4 million in 2002 to $7.0 million for the fiscal year ended December 31, 2003.


       The Association's interest expense experienced a similar trend with a decrease in the fiscal year 2003. Interest expense decreased $723,000 or 20.5 percent, from December 31, 2002, to December 31, 2003, compared to a smaller dollar decrease in interest income of $383,000 or 5.2 percent, for the same time period. Such decrease in interest income, recognizing the decrease in interest expense, resulted in a moderate dollar increase in annual net interest income of $340,000 or 8.8 percent for the fiscal year ended December 31, 2003, and a rise in net interest margin.


INCOME AND EXPENSE (CONT.)


       The Association has made provisions for loan losses in one of the past two fiscal years of 2002 and 2003. The amounts of provisions were determined in recognition of the

Association's levels of nonperforming assets, charge-offs, repossessed assets, the Association's level of lending activity, and industry norms. There was no loan loss provision in 2002. The loan loss provision in 2003 was $30,000. The impact of these loan loss provisions has been to provide First Federal with a general valuation allowance of $429,000 at December 31, 2003, or 0.41 percent of gross loans and 306.4 percent of nonperforming assets.


       Total other income or noninterest income indicated moderate volatility in fiscal years 2002 and 2003 with a decrease in 2003 due to a loss on sale of securities of $46,000. Noninterest income was $11,000 in fiscal year 2002, representing a minimal 0.01 percent of assets and reflecting the absence of fees from checking accounts. Noninterest income for the fiscal year ended December 31, 2003, was a negative $29,000, due to a $46,000 loss on the sale of securities. The average noninterest income level for the past two periods was a negative $18,000 or 0.02 percent of average assets and a positive $74,000 or
0.01 percent, excluding the loss on the sale of securities in 2003. Noninterest income consists primarily of other income.


       The Association's general and administrative expenses or noninterest expenses increased from $1,433,000 for the fiscal year of 2002 to $1,528,000 for the fiscal year ended December 31, 2003. The dollar increase in noninterest expenses was $95,000 from 2002 to 2003, representing a percentage increase of
6.6 percent. This increase in operating expenses was due primarily to the rise in compensation and related expenses of 8.6 percent. On a percent of average assets basis, operating expenses remained at 1.30 percent of average assets for the fiscal years ended December 31, 2002 and 2003, which was lower than the current industry average of approximately 2.33 percent.


       The net earnings position of First Federal has indicated profitable performance in each of the past two fiscal years ended December 31, 2002 and 2003. The annual net income figures


INCOME AND EXPENSE (CONT.)


for the past two fiscal years of 2002 and 2003 were $1,677,000 and $1,613,000, representing returns on average assets of 1.53 percent and 1.37 percent, respectively.


       Exhibit 7 provides the Association's normalized earnings or core earnings for fiscal years

2002 and 2003. The Association's normalized earnings eliminate any nonrecurring income and expense items. There were no adjustments for fiscal year 2002. In fiscal 2003, there was an upward income adjustment of $46,000 to eliminate the loss on sale of securities.


       The key performance indicators comprised of selected operating ratios, asset quality ratios and equity ratios are shown in Exhibit 8 to reflect the results of performance. The Association's return on assets increased from 1.53 percent in fiscal year 2002, to 1.37 percent in fiscal year 2003. The Association's return on average equity also decreased from 2002 to 2003. The return on average equity decreased from 10.33 percent in fiscal 2002 to 8.91 percent in fiscal year 2003.


       The Association's average net interest rate spread increased from 3.02 percent in fiscal year 2002 to 3.20 percent in fiscal year 2003. The Association's net interest margin indicated a similar trend, increasing from
3.51 percent in fiscal year 2002 to 3.56 percent in fiscal year 2003. First Federal's net interest rate spread increased 18 basis points in 2003 to 3.20 percent from 3.02 percent in 2002, while the Association's net interest margin followed a basically similar trend, increasing a lesser 5 basis points to 3.56 percent in 2003. Federal's ratio of average interest-earning assets to average interest-bearing liabilities increased modestly from 116.58 percent at December 31, 2002, to a higher 117.21 percent at December 31, 2003.


       The Association's ratio of noninterest expenses to average assets remained at 1.30 percent in fiscal year 2002 and 2003, due to a normal rise in overhead expenses combined with a normal increase in assets. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the "efficiency ratio." The industry norm is 56.8 percent with the lower the ratio indicating higher


INCOME AND EXPENSE (CONT.)


efficiency. The Association has been characterized with a high level of efficiency reflected in its lower efficiency ratio, which decreased from 37.07 percent in 2002 to 36.68 percent in 2003.


       Earnings performance can be affected by an institution's asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. First Federal witnessed an increase in its nonperforming asset ratio from fiscal year 2002 to fiscal year 2003.

Nonperforming assets consist of loans delinquent 90 days or more, nonaccruing loans and repossessed assets. For First Federal, nonperforming assets consisted of loans 90 days or more past due. The ratio of nonperforming assets to total assets was 0.10 percent at December 31, 2002, and increased to 0.12 percent at December 31, 2003. The Association's allowance for loan losses was 0.42 percent of loans at December 31, 2002, and decreased to 0.41 percent at December 31, 2003, resulting from the Association's increase in loans even with a $30,000 increase in allowance for loan losses with no charge-offs. As a percentage of nonperforming loans, First Federal's allowance for loan losses decreased from
335.29 percent at December 31, 2002, to 306.43 percent at December 31, 2003.


       Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal year of 2003. In fiscal year 2003, net interest income increased $340,000, due to a decrease in interest income of $383,000 offset by a $723,000 decrease in interest expense. The decrease in interest income was due to a decrease due to rate of $953,000, reduced by an increase due to volume of $570,000. The decrease in interest expense was due to a decrease due to rate of $917,000 reduced by an increase due to a change in volume of $194,000.

YIELDS AND COSTS


       The overview of yield and cost trends for the years ended December 31, 2002 and 2003, and at December 31, 2003 can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.


       First Federal's weighted average yield on its loan portfolio decreased 98 basis points from fiscal year 2002 to 2003, from 7.38 percent to 6.40 percent and then decreased another 47 basis points at December 31, 2003, to 5.93 percent. The yield on securities available-for-sale decreased 26 basis points from fiscal year 2002 to 2003 from 4.46 percent to 4.20 percent and then increased 28 basis points at December 31, 2003 to 4.48 percent. The yield on securities held-to-maturity decreased 525 basis points from 9.48 percent in fiscal 2002 to 4.23 percent in fiscal 2003 and then increased 775 basis points at December 31, 2003, to 4.98 percent. The yield on interest-bearing deposits increased 22 basis points from fiscal year 2002 to 2003, from 1.55 percent to
1.77 percent and then decreased 11 basis points at December 31, 2003, to 1.66 percent. The combined weighted average yield on all interest-earning assets decreased 78 basis points to 6.04 percent from 2002 to 2003 and then decreased another 26 basis points to 5.78 percent at December 31, 2003.


       First Federal's weighted average cost of interest-bearing liabilities decreased 96 basis points from fiscal year 2002 to 2003, which was greater than the Association's 78 basis point decrease in yield, resulting in an increase in the Association's interest rate spread of 18 basis points from 3.02 percent to
3.20 percent from 2002 to 2003. The Association's average cost of interest-bearing liabilities then decreased 31 basis points from 2.84 percent in fiscal 2003 to 2.53 percent at December 31, 2003, compared to a 26 basis point decrease in yield on interest-earning assets. The result was an increase in the Association's interest rate spread of 5 basis points to 3.25 percent at December 31, 2003. The Association's net interest margin increased from 3.51 percent in fiscal year 2002 to 3.56 percent in fiscal year 2003, and then increased to 3.69 percent at December 31, 2003.

INTEREST RATE SENSITIVITY


       First Federal has monitored its interest rate sensitivity position and focused on maintaining a minimal level of interest rate risk exposure by establishing a strong equity position to offset its higher share of fixed-rate loans. First Federal recognizes the thrift industry's historically higher interest rate risk exposure, which caused a negative impact on earnings and market value of portfolio equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative liabilities commonly referred to as an institution's "gap". The larger an institution's gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in market value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to minimize their gap position. This frequently results in a decline in the institution's net interest margin and overall earnings performance. First Federal has responded to the interest rate sensitivity issue by maintaining a higher equity to assets position.


       The Association measures its interest rate risk through the use of its net portfolio value ("NPV") of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheet contracts. The NPV for the Association is calculated on a quarterly basis, by the OTS, showing the Association's NPV to asset ratio and the change in the NPV ratio for the Association under rising and falling interest rates. Such changes in NPV ratio under changing rates are reflective of the Association's interest rate risk exposure.


       There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.


       Exhibit 11 provides the Association's NPV levels as of December 31, 2003, based on OTS calculations and the changes in the Association's NPV levels under rising and declining interest


INTEREST RATE SENSITIVITY (CONT.)

rates. The focus of this exposure table is a 200 basis points change in interest rates either up or down.


       The Association's change in its NPV level at December 31, 2003, based on a rise in interest rates of 100 basis points was a 13.0 percent decrease, representing a dollar decrease in equity value of $2,796,000. In contrast, based on a decline in interest rates of 100 basis points, the Association's NPV level was estimated to increase 5.0 percent or $1,119,000 at December 31, 2003. The Association's exposure increases to a 26.0 percent decrease under a 200 basis point rise in rates, representing a dollar decrease in equity of $5,691,000. The Association's exposure is not measurable based on a 200 basis point decrease in interest rates due to the current low interest rate environment.


       The Association's post shock NPV ratio based on a 200 basis point rise in interest rates is 13.59 percent and indicates a 372 basis point decrease from its 17.30 percent based on no change in interest rates.


       The Association is aware of its minimal interest rate risk exposure under rapidly rising rates and falling rates. Due to First Federal's recognition of the need to control its interest rate exposure, the Association has been a more active originator of adjustable-rate residential mortgage loans and adjustable-rate commercial real estate loans and plans to continue this lending strategy but with a continued emphasis on fixed-rate residential mortgage loans. The Association will also continue to focus on maintaining its stronger NPV ratio.

LENDING ACTIVITIES


       First Federal has focused its lending activity historically on the origination of conventional mortgage loans secured by one- to four-family dwellings with an increasing emphasis on commercial real estate loans. Exhibit 12 provides a summary of First Federal's loan portfolio, by loan type, at December 31, 2002 and 2003.


       Residential loans secured by one- to four-family dwellings and commercial real estate loans but excluding multi-family loans were the primary loan types representing 97.0 percent of the Association's gross loans as of December 31, 2003. This share has seen a minimal increase from 96.8 percent at December 31, 2002. The largest individual loan type comprising this category was one- to four-family loans, which represented 89.1 percent of loans at December 31, 2003, decreasing from 89.8 percent at December 31, 2002. The second largest individual loan category was commercial real estate loans, which represented 8.0 percent of loans at December 31, 2003, rising from 7.0 percent at December 31, 2002. The third largest loan type as of December 31, 2003, was multi-family loans, which comprised a 2.3 percent of gross loans compared to a larger 2.6 percent as of December 31, 2002. These three real estate loan categories represented 99.3 percent of gross loans at December 31, 2003, compared to a slightly larger 99.4 percent of gross loans at December 31, 2002.


       The consumer and other loan category was the remaining loan category. At December 31, 2003, consumer loans totaled $721,000 and represented a modest 0.7 percent of gross loans compared to 0.6 percent at December 31, 2002. Consumer loans were the smallest overall loan type, at December 31, 2003, and also the smallest loan type at December 31, 2002. The Association originates savings account loans, automobile loans, and secured and unsecured personal loans. The overall mix of loans has witnessed minimal changes from December 31, 2002, to December 31, 2003, with the Association having decreased its shares of one- to four-family and multi-family mortgage loans to offset its increase in commercial real estate loans and consumer loans.


LENDING ACTIVITIES (CONT.)

       The emphasis of First Federal's lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located in First Federal's market area, which includes all of Madison County and the southern part of Macoupin County. The Association also originates interim construction loans on one- to four-family residences, primarily to individual owners. At December 31, 2003, 89.1 percent of First Federal's gross loans consisted of loans secured by one- to four-family residential properties, including construction loans.


       The Association originates one-year, three-year, five-year and seven-year adjustable-rate mortgage loans ("ARMs"). The interest rate adjustments on ARMs are based on changes in the U.S. Treasury index or a quarterly average national Cost of Funds index. One-year, three-year, five-year and seven-year ARMs have a maximum rate adjustment of 2.0 percent at each adjustment period and a maximum rate adjustment to 13.75 percent, regardless of the initial rate. Adjustable-rate mortgage loans amortize over terms of up to 30 years. The Association does not use below market interest rates to attract borrowers. The Association retains all ARMs which it originates. At December 31, 2003, the Association had $15.4 million or 16.4 percent of its one- to four-family residential loans in adjustable-rate loans.


       The majority of ARMs have terms of up to 30 years, and fixed-rate loans have normal terms of 15, 20 and 30 years. The Association has retained all its ARMs and fixed-rate one- to four-family mortgage loans. Historically, the majority of First Federal's one-to four-family mortgage loan portfolio has been fixed-rate mortgage loans, which represented 83.7 percent of one- to four-family mortgage loans at December 31, 2003, with 16.3 percent being ARMs.


       The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at First Federal, even though the Association will grant loans with up to a 95 percent loan to value ratio, but private mortgage insurance is required for loans with a loan-to-value ratio in excess of 90.0 percent. Mortgage loans originated by the Association include due-on-sale clauses, enabling the Association to call
LENDING ACTIVITIES (CONT.)

the loan and declare it due and payable in the event the borrower transfers ownership. The Association normally exercises its rights under these clauses.

       First Federal originates residential construction loans for properties located in the Association's primary market area. Construction loans are offered primarily to individuals for the construction of their residence. These owner-occupied construction loans are not separate loans which are paid off and converted to a permanent loan. Construction loans become permanent loans at the time of closing, thereby creating loans that may have a term exceeding 30 years. Construction loans are generally offered with terms up to 30 years and may be up to 90.0 percent of the appraised value.


       The Association also offers second mortgage loans, which normally have adjustable rates and a loan-to-value ratio of 80.0 percent, including prior liens.


       First Federal has also been a relatively active originator of commercial real estate loans. The Association will continue to make commercial real estate loans. The Association had a total of $8.4 million in commercial real estate loans at December 31, 2003, or 8.0 percent of gross loans, compared to $6.6 million or 7.0 percent of gross loans at December 31, 2002. The major portion of commercial real estate loans are secured by office buildings, places of worship and mixed-use properties and are located in the Association's primary market area. The Association normally originates commercial real estate loans with terms of up to 15 years and with adjustable-rates. The maximum loan-to-value ratio is 80.0 percent.


       First Federal has been far less active in consumer lending. Consumer loans originated consist primarily of automobile loans, secured and unsecured personal loans, and savings account loans and represented a combined total of $721,000 or 0.7 percent of gross loans at December 31, 2003, up from $584,000 or
0.6 percent of loans at December 31, 2002.


LENDING ACTIVITIES (CONT.)


       Exhibit 13 provides a loan maturity schedule and breakdown and summary of First Federal's fixed-rate and adjustable-rate loans, indicating a strong majority of fixed-rate loans. At December 31, 2003, 76.8 percent of the Association's total loans due after December 31, 2004, were fixed-rate and 23.2 percent were adjustable-rate. In contrast, a strong 86.6 percent of the Association's multi-family loans were adjustable-rate and a strong 93.0 percent of commercial real estate loans were adjustable-rate. The Association has a minimal 4.3 percent of its loans at December 31, 2003, due in 5 years or less with the remaining 95.7 percent due in 6 years or more.


NONPERFORMING ASSETS


       First Federal understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets including real estate owned. The quality of assets has been a concern to many financial institutions throughout most regions of the country. A number of financial institutions have been confronted with recent increases in their levels of nonperforming assets and have been forced to recognize losses and set aside higher valuation allowances. A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including purchased nonresidential real estate loans. There has been a decrease in the ratio of allowance for loan losses to nonperforming assets over the past year and an increase in the ratio of nonperforming assets to assets. First Federal has been able to maintain lower levels of delinquent loans and nonperforming assets in the past and has made a concerted effort to control its current nonperforming assets, evidenced by its continued minimal level of nonperforming assets.


       On a monthly basis, First Federal's management reviews all loans delinquent 30 days or more, to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent, the Association sends the borrower a late payment notice within 15 days after the payment is due. The Association then initiates written communication with the borrower


NONPERFORMING ASSETS (CONT.)


through the Association's attorney, if the loan remains delinquent for 60 days When the loan becomes delinquent at least 90 days, the Association will normally commence foreclosure proceedings. The Association does not normally accrue interest on loans past due 90 days or more. Most loans delinquent 90 days or more are placed on a nonaccrual status, and at that point in time the Association pursues foreclosure procedures or may decide to modify the loan or grant a limited moratorium to allow the borrower to reorganize his financial affairs.


       Exhibit 14 provides a summary of First Federal's delinquent loans at December 31, 2002 and at December 31, 2003. Delinquent loans include loans 60 to 89 days past due and loans 90 days or more past due. The Association had $267,000 in delinquent loans at December 31, 2002, decreasing to $181,000 at December 31, 2003. The major share of delinquent loans consist of one- to four-family loans, which represented 98.1 percent of delinquent loans at December 31, 2002, and all of the delinquent loans at December 31, 2003.


       Exhibit 15 provides a summary of First Federal's nonperforming assets at December 31, 2002 and 2003. Nonperforming assets consist of nonaccrual loans, loans delinquent 90 days or more and real estate owned, including other repossessed assets. The Association has historically carried a much lower level of nonperforming assets. First Federal's level of nonperforming assets increased from a modest $119,000 or 0.10 percent of assets at December 31, 2002, to $140,000 or 0.12 percent of assets at December 31, 2003. At December 31, 2002 and 2003, First Federal's nonperforming assets consisted entirely of loans 90 days or more past due.


       First Federal's level of nonperforming assets was higher than its level of classified assets. The Association's level of classified assets was $182,000 or 0.15 percent of assets at December 31, 2003 (reference Exhibit 16). The Association's classified assets consisted of $181,500 in substandard assets, $280 in assets classified as doubtful and no assets classified as loss. The Association had no assets classified as mention at December 31, 2003.



NONPERFORMING ASSETS (CONT.)


       Exhibit 17 shows First Federal's allowance for loan losses for fiscal years ended December 31, 2002 and 2003, indicating the activity and the resultant balances. First Federal has witnessed a slight increase in its balance of allowance for loan losses from $399,000 at December 31, 2002, to $429,0000 at December 31, 2003. The balance in allowance for loan losses increased from December 31, 2002, to December 31, 2003, due to provisions of $30,000 with no charge-offs or recoveries. The Association's ratio of allowance for loan losses to gross loans decreased from 0.42 percent at December 31, 2002, to 0.41 percent at December 31, 2003. The ratio of allowance for loan losses to nonperforming loans was 335.29 percent at December 31, 2002, and a lower 306.43 percent at December 31, 2003, reflecting the increase in nonperforming loans, with both ratios above the industry average of 155.28 percent.


INVESTMENTS


       The investment securities portfolio of First Federal has been comprised of federal agency securities, CMOs, corporate debt securities and municipal securities. Exhibit 18 provides a summary of First Federal's investment securities at December 31, 2002 and 2003, excluding FHLB stock. Investment securities, including available-for-sale and held-to-maturity securities, totaled $10.9 million at December 31, 2002, compared to $10.5 million at December 31, 2003, excluding FHLB stock of $5,401,700 at December 31, 2003. The decrease in investment securities was primarily the result of the sale of $1.3 million in equity securities. The primary component of investment securities at December 31, 2003, was federal agency securities, totaling $6.4 million and representing 61.4 percent of investments with corporate debt securities totaling $3.3 million and representing 31.4 percent of investments. The securities portfolio had a weighted average yield of 4.20 percent for the year ended December 31, 2003. The Association also had interest-bearing deposits of $1.3 million at December 31, 2003, with a yield of 1.77 percent for the year ended December 31, 2003.

DEPOSIT ACTIVITIES


       The change in the mix of deposits from December 31, 2002, to December 31, 2003, is provided in Exhibit 19. There has been a modest change in total deposits and a minimal change in the deposit mix during this period. Certificates of deposit witnessed a decrease in their share of total deposits, declining from a higher 74.0 percent of total deposits at December 31, 2002, to a still strong 73.2 percent of total deposits at December 31, 2003. This increase is in line with the industry norm of a slight decrease in the share of certificates. The high share of certificates is reflective of First Federal's absence of checking accounts and the typical MMDA accounts with check drawing privileges as products. The major component of certificates had rates between
2.01 percent and 3.00 percent and represented 41.1 percent of certificates at December 31, 2003. Regular savings accounts increased in dollar amount from an average balance of $3.8 million to $4.5 million, and their share of total deposits increased from 4.1 percent to 4.6 percent from December 31, 2002, to December 31, 2003. Money market accounts with no check drawing privilege but a tiered savings rate based on balance had an increase in their share of total deposits, rising from 21.9 percent to 22.1 percent during the same time period.


       Exhibit 20 shows the Association's breakdown in certificates of deposit by maturity at December 31, 2003. First Federal has a strong 55.6 percent of its certificates of deposit maturing in less than one year and another 14.6 percent maturing in one to two years. The Association also has a relatively strong 22.1 percent of certificates maturing in more than three years. The major share of certificates had interest rates from 2.01 percent to 3.0 percent responsible for
41.16 percent of certificates with the second largest category having rates of
2.00 percent and below and representing 23.07 percent of certificates.


BORROWINGS


       First Federal has relied on retail deposits as its primary source of funds but has also made recent use of FHLB advances. Exhibit 21 shows the Association's FHLB advances for the past two fiscal years ended December 31, 2002 and 2003. The Association had no FHLB advances
BORROWINGS (CONT.)

at December 31, 2002. FHLB advances totaled $4.0 million at December 31, 2003, representing a modest 3.3 percent of assets. The cost of FHLB advances was 1.18 percent for the year ended December 31, 2003, and a similar 1.21 percent at December 31, 2003.


SUBSIDIARIES


       First Federal has no subsidiaries.


OFFICE PROPERTIES


       First Federal has one full service office located in downtown Edwardsville in Madison County, Illinois (reference Exhibit 22). First Federal owns its office. The Association's net investment in its office premises, land and equipment, totaled $873,000 or 0.72 percent of assets at December 31, 2003.


MANAGEMENT


       The president and chief executive officer of First Federal is Larry W. Mosby, who is also a director. Mr. Mosby has served the Association as chief executive officer since 1984 and as president since 1996. Mr. Mosby has served as a director since 1990. Mr. Mosby is also president and chief executive officer of First Federal Financial Services, Inc., a position he has held since its formation in 2001. Other senior officers include Donald Engleke, vice president and chief financial officer, and Linda Werner, corporate secretary and savings officer. Mr. Engleke has been employed with First Federal since 1985 and has served as vice president and treasurer since 1994. Mr. Engelke was appointed a director in 2003. He is also vice president and chief financial officer of First Federal Financial Services, Inc., positions he has held since


MANAGEMENT  (CONT.)


its formation in 2001. Ms. Werner joined First Federal in 1969. Ms. Werner serves the

Association as a savings officer and serves as corporate secretary for the Association and First Federal Financial Services, Inc.

II.    DESCRIPTION OF PRIMARY MARKET AREA


       First Federal's lending market area encompasses all of Madison County and the southern portion of Macoupin County, Illinois, while the retail market area is focused on Edwardsville and the immediately surrounding area in Madison County. The Association has one office, in downtown Edwardsville.


       The primary market area of Madison County is characterized by similar or slightly lower than average income and lower housing values when compared to Illinois and the United States. Further, unemployment rates in Madison and Macoupin Counties have been generally higher than Illinois and national unemployment rates. The market area's strongest employment categories are the services industry, the wholesale/retail trade industry and the manufacturing industry.


       Exhibit 24 provides a summary of key demographic data and trends for Edwardsville, Macoupin and Madison Counties, Illinois and the United States. Overall, from 1990 to 2000, population increased in all areas, with Edwardsville City showing a strong growth rate of 47.4 percent. The population increased by a minimal 2.8 percent in Macoupin County, by a modest 3.9 percent in Madison County, by 8.6 percent in Illinois and by 13.2 percent in the United States. Future population projections indicate that population will increase in Edwardsville by 5.8 percent through the year 2008, 0.1 percent in Macoupin County, 2.0 percent in Madison County, 5.7 percent in Illinois and increase 9.9 percent in the United States.


       Consistent with its strong rising trend in population, Edwardsville experienced an increase in households of 39.7 percent from 1990 to 2000. During that same time period, the number of households increased in Macoupin County by
5.4 percent, increased in Madison County by 7.5 percent, increased by 9.4 percent in Illinois and increased by 14.7 percent in the United States. By the year 2008, Edwardsville's households are projected to increase by 6.4 percent, while the number of households are expected to increase by 1.9 percent in Macoupin County, by 4.6 percent in Madison County, by 6.9 percent in Illinois and by 11.0 percent in the United States.


DESCRIPTION OF PRIMARY MARKET AREA  (CONT.)

       In 1990, the per capita income in Edwardsville was similar to the per capita income in Illinois but higher than in the United States. The primary market area of Madison County had a 1990 per capita income of $13,272, Macoupin County had a 1990 per capita income of $11,365, and Edwardsville's per capita income was $15,338, compared to $15,201 in Illinois and a lower $14,420 in the United States. From 1990 to 2000, per capita income increased in all areas, with Edwardsville having the greatest percent increase. Edwardsville's per capita income increased from 1990 to 2000 by 72.8 percent to $26,510, by 52.2 percent in Macoupin County to $17,298 and by 54.5 percent in Madison County to $20,509. Illinois' per capita income increased by 52.0 percent to $23,104. Per capita income in the United States increased by 49.7 percent to a per capita income of $21,587.


       The 1990 median household income in Edwardsville of $32,733 was higher than the median household income in all other areas. Macoupin County had a 1990 median household income of $23,913, which was lower than Madison County's median household income of $29,861. Illinois' median household income of $32,252 and the United States' median household income of $30,056 were higher than both market area counties. From 1990 to 2000, median household income increased in all areas, with Edwardsville indicating the highest rate of increase and Madison County the lowest. Median household income increased by 55.6 percent to $50,921 in Edwardsville, by 51.3 percent to $36,190 in Macoupin County, by 39.1 percent to $41,541 in Madison County, compared to a 44.5 percent increase to $46,590 in Illinois and a 39.7 percent increase to $41,994 in the United States. From 2000 to 2008, median household income is projected to increase by 25.1 percent in Edwardsville, by 18.4 percent in Macoupin County, by 22.7 percent in Madison County, while increasing by 25.8 percent in Illinois and 29.3 percent in the United States. Based on those rates of increase, by 2008, median household income is expected to be $63,717 in Edwardsville, $42,857 in Macoupin County, $50,957 in Madison County, $58,628 in Illinois, and $54,319 in the United States.


DESCRIPTION OF PRIMARY MARKET AREA  (CONT.)


       Exhibit 25 provides a summary of key housing data for Edwardsville, Macoupin and Madison Counties, Illinois and the United States. Edwardsville had a higher than average rate of owner-occupancy of 70.3 percent. Macoupin County had an even higher owner-occupancy rate of 77.4 percent, with Madison County at an owner-occupancy rate of 72.1 percent. Illinois and the United States had identical rates of owner-occupancy of in 1990 64.2 percent. As a result, Edwardsville supports a lower than average rate of renter-occupied housing at 29.7 percent, with renter-occupancy rates of 22.6 percent in Macoupin County and 27.9 percent in Madison County, compared to an identical rate of 35.8 percent for Illinois and the United States. By 2000, owner-occupancy rates had risen in all areas, to
70.5 percent in Edwardsville, to 79.0 percent in Macoupin County, to 73.8 percent in Madison County, to 67.3 percent in Illinois and to 66.2 percent in the United States. The reciprocal renter-occupancy rates fell to rates of 29.5 percent, 21.0 percent, 26.2 percent, 32.7 percent and 33.8 percent for Edwardsville, Macoupin and Madison Counties, Illinois and the United States, respectively.


       In 1990, Edwardsville had a lower median housing value of $64,400. Macoupin and Madison Counties' median housing value were even lower at $39,700 and $51,000, respectively. Illinois' and the United States' median housing values of $80,100 and $78,500 were higher than both Edwardsville's and Macoupin and Madison Counties' median housing values. The median rent of Edwardsville was $435 and was slightly lower than the median rent in Illinois and the United States. Macoupin County and Madison County had lower median rent values of $322 and 384, respectively. Illinois' median rent was a slightly higher $445 and the United States had a similar median rent of $447. By 2000, median housing values had risen to $99,200, $66,700, $77,200, $130,800 and $119,600 for Edwardsville,
Macoupin County, Madison County, Illinois and the United States, respectively. Median rent values also rose to $556, $422, $490, $605 and $602 for Edwardsville, Macoupin and Madison Counties, Illinois and the United States, respectively.


       In 1990, the major source of employment by industry group, based on number of employees, for Edwardsville was the services industry at 43.4 percent, also responsible


DESCRIPTION OF PRIMARY MARKET AREA  (CONT.)


 for 34.3 percent of jobs in Macoupin County and 34.9 percent of jobs in Madison County. Illinois and the United States had percentages of workers in the services industry of 35.8 percent and 37.5 percent, respectively (reference
Exhibit 26). The wholesale/retail group was the second major employer in Edwardsville at 20.4 percent and also the second leading employer at 21.2 percent in Macoupin County and 21.9 percent in Madison County. In Illinois and the United States, the wholesale/retail trade group was also the second major employer with 21.4 percent and 21.2 percent, respectively. The manufacturing group was the third major overall employer in Edwardsville at 17.6 percent and was at a similar 17.0 percent in Macoupin County but higher 21.3 percent in Madison County. In Illinois and the United States, the manufacturing group was the third major employer, responsible for 19.5 percent and 17.7 percent, respectively. The construction group, finance, insurance and real estate group, transportation/utilities group, and the agriculture/mining groups combined to provide 18.6 percent of employment in Edwardsville, 27.5 percent of employment in Macoupin County, 21.9 percent of employment in Madison County,
23.3 percent of employment in Illinois and 23.6 percent in the United States.


       In 2000, the services group remained the largest source of employment in all areas. The services industry grew more than 10.0 percent in Edwardsville. However, this increase may be in part due to the different grouping of industries in the 2000 Census. In Edwardsville, the wholesale/retail trade group remained the second largest employer at 13.3 percent, and the manufacturing group remained the third largest employer at 11.6 percent. The wholesale/retail trade group was the second largest employer in Macoupin County and the United States with the manufacturing group the third largest, while in Madison County and Illinois, the manufacturing group was the second largest employer and the wholesale/retail trade group the third largest employer.


       The major employers in the Edwardsville area were mostly in the services sector. The two largest employers in Edwardsville are the Southern Illinois University at Edwardsville and the Madison County government.

DESCRIPTION OF PRIMARY MARKET AREA  (CONT.)

Employer                             Employees          Product/Service
--------                             ---------          ---------------
Southern Illinois University         2,400              Education
Madison County                       1,100              Government
Edwardsville School District #7        800              Education
Hortica                                250              Service
The Bank of Edwardsville               230              Service
Schnuck's Markets, Inc.                160              Retail
Target                                 130              Retail

Rosewood Care Center                   120              Service
Richards Brick Company                 100              Retail
Thiems Construction                    100              Construction
Shop & Save                            100              Retail


       The unemployment rate is another key economic indicator. Exhibit 27 shows the unemployment rates in Macoupin and Madison Counties, Illinois and the United States in 1999, 2000, 2001, 2002 and through December of 2003. The two counties have generally had slightly higher unemployment rates compared to both Illinois and the United States, with the exception of 2002, when both were higher than the United States but lower than Illinois, and Madison County in December 2003 when its rate was less than the Illinois rate but still higher than the U.S. unemployment rate. In 1999, Macoupin County had an unemployment rate of 5.1 percent, and Madison County had an unemployment rate of 4.5 percent compared to unemployment rates of 4.3 percent in Illinois and 4.2 percent in the United States. In 2000, Macoupin County's rate decreased to 4.8 percent, but Madison County's unemployment rate increased to 4.8 percent, compared to a 4.4 percent unemployment rate in Illinois and a 4.0 percent rate in the United States. In 2001, unemployment rates increased in all areas, with Macoupin County at 5.9 percent, Madison County at 5.7 percent, and Illinois and the United States at
5.4 percent and 4.7 percent, respectively. By 2002, Macoupin County remained at a 5.9 percent unemployment rate, and Madison County's unemployment rate increased slightly to 6.0 percent. Illinois' rate of unemployment increased to
6.5 percent, and the United States also increased to 5.8 percent in2002. Through December of 2003, the unemployment rate has shown a strong increase in Macoupin County, while all other areas' rates decreased. Unemployment rates through December 2003 were 6.6 percent in Macoupin County, 5.7 percent in Madison County, 6.3 percent in Illinois and 5.4 percent in the United States.


DESCRIPTION OF PRIMARY MARKET AREA  (CONT.)


       Exhibit 28 provides deposit data for banks and thrifts in Macoupin and Madison Counties. First Federal's deposit base was $98.5 million or a 28.9 percent share of the $361.8 million total thrift deposits and a 2.7 percent share of the total deposits, which were $4.4 billion as of June 30, 2003. It is evident from the size of the thrift deposits and bank deposits that the market area has a large deposit base, with First Federal having a substantial market penetration for thrift deposits but a very small share of market penetration of total deposits.

         Exhibit 29 provides interest rate data for each quarter for the years 2000 through 2003. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a slightly rising trend in 2000. This rising trend reversed in 2001 with prime rate dropping from 7.50 percent in early 2001 to 4.75 percent by the end of 2001. Such decrease in the prime rate subsided in 2002, decreasing to
4.25 percent in the fourth quarter of 2002. Prime rate decreased to 4.00 percent in 2003 and has remained at that level. Rates on one-year T-bills experienced a similar trend.


SUMMARY


       To summarize, the market area of Madison County represents an area with lower average growth in both population and households during the 1990s. Such smaller growth is projected to continue but at even lower levels. The market area displayed lower per capita income and median household income to Illinois and the United States. The market area had a lower median housing value when compared to Illinois and the United States, and the median rent levels of the market area were also lower than both Illinois' and the United States' median rent. The market area has had slightly higher unemployment rates when compared to both Illinois and the United States, with unemployment rates having increased in all areas over the past three years until 2003 when rates decreased in all areas except Macoupin County. Finally, the market area is a very competitive financial institution market dominated by banks, with a minimal presence of thrifts,


SUMMARY  (CONT.)


and a total market deposit base for banks and thrifts in the market area that is nearly $4.4 billion in deposits.

III.   COMPARABLE GROUP SELECTION


INTRODUCTION


       Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the "comparable group". This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation's pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the Midwest region and in Illinois.


       Exhibits 30 and 31 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 234 publicly-traded, FDIC-insured thrifts in the United States ("all thrifts"), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 30 and 31 also subclassify all thrifts by region, including the 95 publicly-traded Midwest thrifts ("Midwest thrifts") and the 16 publicly-traded thrifts in Illinois ("Illinois thrifts"), and by trading exchange. Exhibit 32 presents prices, pricing ratios and price trends for all FDIC-insured thrifts completing their conversions between January 1, 2003, and February 27, 2004.


       The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of First Federal as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution's operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of First Federal's basic operation.


INTRODUCTION  (CONT.)

       Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.


GENERAL PARAMETERS


MERGER/ACQUISITION


       The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

        Institution                           State
        -----------                           -----

       HCB Bancshares, Inc.                   Arkansas

       StateFed Financial Corp.               Iowa

       First Kansas Financial Corp.           Kansas

       MSB Financial, Inc.                    Michigan


       There is are no pending merger/acquisition transaction involving thrift institutions in First Federal's city, county or market area, as indicated in
Exhibit 33.


MUTUAL HOLDING COMPANIES


       The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain


MUTUAL HOLDING COMPANIES  (CONT.)


varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 34 publicly-traded mutual holding companies as well between those 34 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned. Exhibit 35 presents pricing ratios and Exhibit 36 presents key financial data and ratios for the 34 publicly-traded, FDIC-insured mutual holding companies in the United States. The following thrift institutions were potential comparable group candidates, but were not considered due to their mutual holding company form:


       Institution                                       State
       -----------                                       -----

       Webster City Federal Savings Bank, MHC            Iowa

       Jacksonville Savings Bank, MHC                    Illinois

       Greater Delaware Valley, MHC                      Pennsylvania

       Skibo Financial Corp., MHC                        Pennsylvania


TRADING EXCHANGE


       It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ), or on the OTC Bulletin Board or in the Pink Sheets. Such a listing indicates that an institution's stock has


TRADING EXCHANGE  (CONT.)


demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 268 publicly-traded, FDIC-insured savings institutions, including the 34 mutual holding companies, 17 are traded on the New York Stock Exchange, 18 are traded on the American Stock Exchange and 180 are traded on NASDAQ, 45 are traded on the OTC Bulletin Board and 8 are listed in the Pink Sheets.


IPO DATE


       Another general parameter for the selection of the comparable group is the initial public offering ("IPO") date, which must be at least four quarterly periods prior to the trading date of February 27, 2004, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to December 31, 2002.


GEOGRAPHIC LOCATION


       The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to First Federal, including the Midatlantic, New England, western, southwestern and southeastern states.


       The geographic location parameter consists of Illinois and its surrounding states of Ohio, Michigan, Kentucky and Indiana, as well as the states of Arkansas, Iowa, Kansas, Minnesota, Missouri, Pennsylvania, Tennessee, West Virginia and Wisconsin, for a total of fourteen states.


GEOGRAPHIC LOCATION (CONT.)


To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.


ASSET SIZE


       Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $450 million or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to First Federal, with assets of approximately $121 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.


       In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.


SUMMARY


       Exhibits 36 and 37 show the 50 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section. It should be noted that the comparable group candidates may be members of either the Bank Insurance Fund (BIF) or the Savings Association Insurance Fund (SAIF), since many members of each fund hold significant balances of deposits insured by the other fund.


BALANCE SHEET PARAMETERS


INTRODUCTION


       The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 36. The balance sheet ratios consist of the following:

          1. Cash and investments to assets

          2. Mortgage-backed securities to assets

          3. One- to four-family loans to assets

          4. Total net loans to assets

          5. Total net loans and mortgage-backed securities to assets

          6. Borrowed funds to assets

          7. Equity to assets


       The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from First Federal with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from First Federal. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution's equity and borrowed funds ratios, which are separate parameters.


CASH AND INVESTMENTS TO ASSETS


       The Association's ratio of cash and investments to assets was 10.3 percent at December 31, 2003, and reflects First Federal's share of investments moderately lower than national and regional averages. The Association's investments have consisted primarily of federal agency securities, state and municipal obligations, corporate securities and federal funds sold. For its three most recent calendar years ended December 31, 2003, First Federal's average ratio of cash


CASH AND INVESTMENTS TO ASSETS  (CONT.)


and investments to assets was a similar 11.9 percent, from a high of 15.2 percent in 2001 to a low of 8.2 percent in 2000, with a fluctuating trend. It should be noted that, for the purposes of comparable group selection, First Federal's $5.4 million balance of Federal Home Loan Bank stock at December 31, 2003, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.


       The parameter range for cash and investments is fairly broad, in spite of First Federal's modestly lower balance of cash and investments, related to the general volatility of this parameter and institutions' varying liquidity options and approaches, including the purchase of mortgage-backed and mortgage derivative securities. The range has been defined as 30.0 or less of assets, with a midpoint of 15.0 percent.


MORTGAGE-BACKED SECURITIES TO ASSETS


       At December 31, 2003, First Federal's ratio of mortgage-backed securities to assets was a low 5.5 percent compared to the regional average of 8.2 percent and the national average of 13.0 percent for publicly-traded thrifts. The Association's three most recent calendar year average is 1.5 percent, also much lower than industry averages. Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 20.0 percent or less of assets and a midpoint of 10.0 percent.


ONE- TO FOUR-FAMILY LOANS TO ASSETS


       First Federal's lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, including construction loans, represented 77.68 percent of the Association's assets at December 31, 2003, which is very significantly higher than the national average of 46.0 percent. The parameter for this characteristic requires any comparable group institution to have from 30.0 percent to 80.0 percent of its assets in one- to four-family loans with a midpoint of 55.0 percent.

TOTAL NET LOANS TO ASSETS


       At December 31, 2003, First Federal had a 83.6 percent ratio of total net loans to assets and a similar four calendar year average of 84.5 percent, both being higher than the national average of 66.9 percent and the regional average of 71.4 percent for publicly-traded thrifts. The Association's ratio of total net loans to assets has demonstrated a mild downward trend since 2000. The parameter for the selection of the comparable group is from 50.0 percent to 90.0 percent with a midpoint of 70.0 percent. The lower end of the parameter range relates to the fact that, as the referenced national and regional averages indicate, many institutions hold greater volumes of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to First Federal.


TOTAL NET LOANS AND MORTGAGE-BACKED SECURITIES TO ASSETS


       As discussed previously, First Federal's shares of mortgage-backed securities to assets and total net loans to assets were 5.5 percent and 83.6 percent, respectively, for a combined share of 89.1 percent. Recognizing the industry and regional ratios of 13.0 percent and 8.3 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 65.0 percent to 90.0 percent, with a midpoint of 77.5 percent.


BORROWED FUNDS TO ASSETS


       First Federal had a $4.0 million balance of borrowed funds at December 31, 2003, consisting of FHLB advances, representing 3.3 percent of assets. At December 31, 2000, 2001 and 2002, the Association had no borrowed funds. The use of borrowed funds by some thrift institutions indicates an alternative to retail deposits and may provide a source of term funds for lending. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds.


       The use of borrowed funds by some institutions indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds increased from 1997 through 2001, due to the greater competition for deposits and higher interest rates, resulting in an increase in borrowed funds by many institutions as an alternative to higher cost and/or longer term certificates. In 2002 and 2003, however, lower interest rates resulted in some moderation of borrowings by financial institutions, particularly among nonpublicly-traded institutions. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.


       The range of borrowed funds to assets is 25.0 percent or less with a midpoint of 12.5 percent.


EQUITY TO ASSETS


       First Federal's equity to assets ratio was 15.5 percent at December 31, 2003, and 15.1 percent at December 31, 2002, averaging 15.0 percent for the four calendar years ended December 31, 2003. After conversion, based on the midpoint value of $37.0 million and a 45 percent minority public offering of $16,650,000, with 50.0 percent of the net proceeds of the public offering going to the Association, First Federal's equity is projected to stabilize in the


EQUITY TO ASSETS  (CONT.)


area of 20.0 percent. Based on those equity ratios, we have defined the equity ratio parameter to be 7.0 percent to 20.0 percent with a midpoint ratio of 13.5 percent.


PERFORMANCE PARAMETERS

INTRODUCTION


       Exhibit 37 presents five parameters identified as key indicators of First Federal's earnings performance and the basis for such performance both historically and during the four quarters ended December 31, 2003. The primary performance indicator is the Association's return on average assets (ROAA). The second performance indicator is the Association's return on average equity (ROAE). To measure the Association's ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Association is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Association's ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.


RETURN ON AVERAGE ASSETS


       The key performance parameter is the ROAA. For the twelve months ended December 31, 2003, First Federal's ROAA was 1.37 percent based on identical net and core earnings after taxes of $1,613,000, as detailed in Item I of this report. The Association's average ROAA over its most recent five calendar years of 1999 to 2003, based on net earnings, was a lower 1.16 percent, ranging from a low of 0.92 percent in 2000 to a high of 1.53 percent in 2002.


RETURN ON AVERAGE ASSETS  (CONT.)


       Considering the historical and current earnings performance of First Federal, the range for the ROAA parameter based on core income has been defined as 0.75 percent to a high of 1.75 percent with a midpoint of 1.25 percent.


RETURN ON AVERAGE EQUITY


       The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Association's position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.


       Prior to conversion, the Association's ROAE for the twelve months ended December 31, 2003, was 8.98 percent based on identical net and core income. In its most recent five calendar years, the Association's average ROAE, based on net earnings, was a lower 7.9 percent, ranging from a low of 6.2 percent in 2000 to a high of 10.3 percent in 2002.


       The parameter range for the comparable group, based on core income, is from 5.0 percent to 18.0 percent with a midpoint of 11.5 percent.


NET INTEREST MARGIN


       First Federal had a net interest margin of 3.63 percent for the twelve months ended December 31, 2003, representing net interest income as a percentage of average interest-earning assets. The Association's net interest margin in calendar years 1999 through 2003 averaged 2.97


NET INTEREST MARGIN  (CONT.)


percent, indicating a downward trend from 1000 to 2001, followed by an upward trend in 2002 and 2003.


       The parameter range for the selection of the comparable group is from a low of 2.75 percent to a high of 4.75 percent with a midpoint of 3.75 percent.


OPERATING EXPENSES TO ASSETS


       For the twelve months ended December 31, 2003, First Federal had a significantly lower than average 1.30 percent ratio of operating expense to average assets. In fiscal year 2002, the Association's expense ratio was also 1.30, representing increases from 1.11 percent in 2001, 1.13 percent in 2000 and
1.14 percent in 1999. For its five most recent calendar years ended

December 31, 2003, First Federal's operating expense ratio averaged 1.20 percent. It should be noted that the Association's operating expense ratio in 2003 was significantly lower than the averages of 2.38 percent for all FDIC-insured savings institutions and 2.33 percent for all publicly-traded savings institutions.


       The operating expense to assets parameter for the selection of the comparable group is from a low of 1.25 percent to a high of 3.00 percent with a midpoint of 2.13 percent.


NONINTEREST INCOME TO ASSETS


       Compared to publicly-traded thrifts, First Federal has historically experienced a considerably lower than average dependence on noninterest income as a source of additional income. The Association had negative noninterest income of $29,000 or (0.02) percent of average assets for the twelve months ended December 31, 2003, resulting from a loss of $46,000 on the sale of available for sale securities, partially offset by other noninterest income of


NONINTEREST INCOME TO ASSETS  (CONT.)


$17,000. First Federal's ratio of noninterest income to average assets was 0.11 percent in 1999, 0.08 percent in 2000, 0.19 percent in 2001 and 0.25 percent in 2002, all of which are much lower than the 1.39 percent average for publicly-traded thrift institutions in 2003.


       The range for this parameter for the selection of the comparable group is
1.20 percent of average assets or less, with a midpoint of 0.60 percent.


ASSET QUALITY PARAMETERS


INTRODUCTION


       The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 37. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of First Federal. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.


NONPERFORMING ASSETS TO ASSETS


       First Federal's ratio of nonperforming assets to assets was 0.12 percent at December 31, 2003, which was much lower than the national average of 0.74 percent for publicly-traded thrifts, and 1.00 percent for Midwest thrifts. Consistently lower than national and regional averages, the Association's ratio of nonperforming assets to total assets was 0.16 percent in 1999, 0.12 percent in 2000, 0.19 percent in 2001 and 0.10 percent in 2002, averaging 0.14 percent for its five most recent calendar years ended December 31, 2003.


NONPERFORMING ASSETS TO ASSETS  (CONT.)


       The parameter range for nonperforming assets to assets has been defined as 1.35 percent of assets or less with a midpoint of 0.68 percent.


REPOSSESSED ASSETS TO ASSETS


       First Federal was absent repossessed assets at December 31, 1999 through 2003. National and regional averages were 0.12 percent and 0.17 percent, respectively, for publicly-traded thrift institutions at December 31, 2003.


       The range for the repossessed assets to total assets parameter is 0.35 percent of assets or less with a midpoint of 0.18 percent.

LOANS LOSS RESERVES TO ASSETS


       First Federal had an allowance for loan losses of $429,000, representing a loan loss allowance to total assets ratio of 0.35 percent at December 31, 2003, which was identical to its 0.35 percent ratio at December 31, 2002. For the five calendar years of 1999 to 2003, the Association's loan loss reserve averaged 0.38 percent of assets with a very mild downward trend from a high of
0.42 percent in 1999 to a low of 0.35 percent in both 2002 and 2003.


       The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.20 percent of assets.


THE COMPARABLE GROUP


       With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 38, 39 and 40. The comparable group institutions range in size from $117.7 million to $424.0 million with an average asset size of $260.5 million and have an average of 5.4 offices per institution. One of the comparable group institutions was converted in 1992, one in 1993, one in 1994, three in 1995, two in 1996, one in 1998 and one in 1999. All ten of the comparable group institutions are traded on NASDAQ and all are SAIF members. The comparable group institutions as a unit have a ratio of equity to assets of 10.3 percent, which is 20.5 percent higher than all publicly-traded thrift institutions in the United States but 2.5 percent lower than publicly-traded thrift institutions in Illinois; and for the most recent four quarters indicated a core return on average assets of 1.03 percent, lower than all publicly-traded thrifts at 1.09 percent and slightly lower than publicly-traded Illinois thrifts at 1.05 percent.

IV.    ANALYSIS OF FINANCIAL PERFORMANCE


       This section reviews and compares the financial performance of First Federal to all publicly-traded thrifts, to publicly-traded thrifts in the Midwest region and to Illinois thrifts, as well as to the ten institutions constituting First Federal's comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 41 through 46.


       As presented in Exhibits 41 and 42, at December 31, 2003, First Federal's total equity of 15.47 percent of assets was higher than the 10.28 percent for the comparable group, the 7.99 for all thrifts, the 9.02 percent for Midwest thrifts and the 9.84 percent ratio for Illinois thrifts. The Association had an
83.61 percent share of net loans in its asset mix, considerably higher than the comparable group at 74.66 percent, all thrifts at 66.87 percent, Midwest thrifts at 71.43 percent and Illinois thrifts at 61.54 percent. First Federal's share of net loans, higher than industry averages, is primarily the result of its lower
10.33 percent share of cash and investments and significantly lower than average
5.53 percent share of mortgage-backed securities. The comparable group had a moderately higher 14.69 percent share of cash and investments and a modestly higher 6.33 percent share of mortgage-backed securities. All thrifts had 13.00 percent of assets in mortgage-backed securities and 15.73 percent in cash and investments. First Federal's 80.95 percent share of deposits was higher than the comparable group, all thrifts, Midwest thrifts and Illinois thrifts, reflecting the Association's lower than average 3.31 percent ratio of borrowed funds to assets. The comparable group had deposits of 71.41 percent and borrowings of
17.52 percent. All thrifts averaged a 58.41 percent share of deposits and 29.76 percent of borrowed funds, while Midwest thrifts had a 63.54 percent share of deposits and a 24.06 percent share of borrowed funds. Illinois thrifts averaged a 67.12 percent share of deposits and an 21.40 percent share of borrowed funds. First Federal had no intangible assets at December 31, 2003, compared to 0.55 percent for the comparable group, 0.49 percent for all thrifts, 0.38 percent for Midwest thrifts and 0.28 percent for Illinois thrifts.


ANALYSIS OF FINANCIAL PERFORMANCE  (CONT.)

       Operating performance indicators are summarized in Exhibits 43 and 44 and provide a synopsis of key sources of income and key expense items for First Federal in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.


       As shown in Exhibit 45, for the twelve months ended December 31, 2003, First Federal had a yield on average interest-earning assets virtually identical to the comparable group and higher than all thrifts, Midwest thrifts and Illinois thrifts. The Association's yield on interest-earning assets was 6.04 percent compared to the comparable group at 6.03 percent, all thrifts at 5.52 percent, Midwest thrifts at 5.78 percent and Illinois thrifts at 5.53 percent.


       The Association's cost of funds for the twelve months ended December 31, 2003, was higher than all thrifts and Illinois thrifts, but lower than the comparable group and Midwest thrifts. First Federal had an average cost of interest-bearing liabilities of 2.84 percent compared to 2.88 percent for the comparable group, 2.50 percent for all thrifts, 3.03 percent for Midwest thrifts and 2.61 percent for Illinois thrifts. The Association's similar yield on interest-earning assets and slightly lower interest cost resulted in a net interest spread of 3.20 percent, which was slightly higher than the comparable group at 3.15 percent, modestly higher than all thrifts at 3.02 percent, and moderately higher than Midwest thrifts at 2.74 percent and Illinois thrifts at
2.92 percent. First Federal generated a net interest margin of 3.62 percent for the twelve months ended December 31, 2003, based its ratio of net interest income to average interest-earning assets, which was moderately higher than the comparable group ratio of 3.40 percent. All thrifts averaged a lower 3.19 percent net interest margin for the trailing four quarters, as did Midwest thrifts at 2.92 percent and Illinois thrifts at 3.05 percent.


       First Federal's major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 44. The Association made a $30,000 provision for loan losses during the twelve months ended December 31, 2003, equal to 0.03 percent of average assets. The comparable group indicated a provision representing 0.19 percent of assets, with all thrifts at 0.18 percent, Midwest thrifts at 0.20 percent and Illinois thrifts at 0.08 percent.
ANALYSIS OF FINANCIAL PERFORMANCE (CONT.)


       The Association's noninterest income was a negative $29,000 or (0.02) percent of average assets for the twelve months ended December 31, 2003, including $47,777 in losses on the sale of securities. Such a negative ratio of noninterest income to average assets was significantly different from the comparable group, which had a positive ratio of 0.64 percent, as did all thrifts at 1.39 percent, Midwest thrifts at 1.60 percent and Illinois thrifts at 0.88 percent. For the twelve months ended December 31, 2003, First Federal's operating expense ratio was 1.30 percent of average assets, which was lower than the comparable group at 2.21 percent and lower than all thrifts at 2.33 percent, Midwest thrifts at 2.41 percent and Illinois thrifts at 1.97 percent.


       The overall impact of First Federal's income and expense ratios is reflected in the Association's net income and return on assets. For the twelve months ended December 31, 2003, the Association had an identical net and core ROAA of 1.37 percent. For its most recent four quarters, the comparable group had a lower net and core ROAA of 1.04 percent and 1.03 percent, respectively. All publicly-traded thrifts averaged a similar net ROAA of 1.31 percent and a lower 1.10 percent core ROAA, as did Midwest thrifts and Illinois thrifts also at 1.10 percent.

V.     MARKET VALUE ADJUSTMENTS


       This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of First Federal with the comparable group. These adjustments will take into consideration such key items as earnings performance and growth potential, market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted, however, that all of the institutions in the comparable group have their differences among themselves and from the Association, and as a result, such adjustments become necessary.


EARNINGS PERFORMANCE


       In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, the level of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of non-interest income, and the level of non-interest expenses.


       As discussed earlier, the Association's historical business model has focused on increasing its net interest income and net income; maintaining its low ratio of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby improving its sensitivity measure and its overall interest rate risk; maintaining adequate allowances for loan losses to reduce the impact of any unforeseen charge-offs, and continuing to monitor its lower than average overhead expenses. In the future, the Association will focus on maintaining and strengthening its net interest spread and net interest margin; increasing its lower non-interest income; increasing the amount and consistency of its net income; maintaining its higher return on assets; and maintaining its low balances of non-


EARNINGS PERFORMANCE  (CONT.)

performing and classified assets; increasing its ratio of interest sensitive assets relative to interest sensitive liabilities, and maintaining its lower overhead expenses.


       Earnings are generally related to an institution's ability to generate loans and/or to increase its loan portfolio through loan purchases and participations at favorable rates. The Association was an active originator of mortgage loans, including construction loans, and a modest originator of non-mortgage loans in 2000, 2001, 2002 and 2003. First Federal was not a seller or purchaser of loans during those periods and retained the loans it originated, including adjustable-rate and fixed-rate residential loans.


       From December 31, 2000, to December 31, 2003, net loans receivable increased by $14.9 million from $86.3 million to $101.2 million, representing an average annual increase of $5.0 million or 7.0 percent. During that period, the greatest loan category increase was in single family residential real estate loans, followed by nonresidential and land loans. All other categories indicated modest to moderate increases or decreases during that periods.


       The impact of First Federal's primary lending efforts has been to generate a yield on average interest-earning assets of 6.04 percent for the twelve months ended December 31, 2003, compared to a virtually identical 6.03 percent for the comparable group, a moderately lower 5.52 percent for all thrifts and 5.78 percent for Midwest thrifts. The Association's ratio of interest income to average assets was 5.95 percent for the twelve months ended December 31, 2003, which was moderately higher than the comparable group at 5.73 percent, and more notably higher than all thrifts at 5.02 percent and Midwest thrifts at 5.39 percent.


       First Federal's 2.84 percent cost of interest-bearing liabilities for the twelve months ended December 31, 2003, was similar to the comparable group at
2.88 percent, lower than Midwest thrifts at 3.03 percent and moderately higher than all thrifts at 2.50 percent. The Association's resulting net interest spread of 3.20 percent for the twelve months ended December 31, 2003, was slightly higher than the comparable group at 3.15 percent, modestly higher than all thrifts


EARNINGS PERFORMANCE  (CONT.)

at 3.02 percent and moderately higher than Midwest thrifts at 2.74. The Association's net interest margin of 3.62 percent, based on average interest-earning assets for the twelve months ended December 31, 2003, was higher than the comparable group at 3.40 percent, all thrifts at 3.19 percent and Midwest thrifts at 2.92 percent.


       The Association's ratio of noninterest income to assets was (0.02) percent for the twelve months ended December 31, 2003, reflecting its loss of $45,777 on the sale of securities, partially offset by other noninterest income of $16,715. First Federal's retention rather than sale of its originated fixed-rate residential mortgage loans eliminated meaningful gains realized by other institutions in recent periods generated by both refinancing and new originations. That (0.02) percent ratio of noninterest income to assets was significantly lower than the comparable group at 0.64 percent, all thrifts at
1.39 percent and Midwest thrifts at 1.60 percent. The Association's operating expenses were considerably lower than the comparable group, all thrifts and Midwest thrifts. For the twelve months ended December 31, 2003, First Federal had an operating expenses to assets ratio of 1.30 percent compared to 2.21 percent for the comparable group, 2.33 percent for all thrifts and 2.41 percent for Midwest thrifts.


       For the twelve months ended December 31, 2003, First Federal generated significantly lower noninterest income and noninterest expenses, and a moderately higher net interest margin relative to its comparable group. As a result, the Association's net income was significantly higher than the comparable group based on the comparable group's net and core income for the twelve months ended December 31, 2003. Based on identical net and core earnings, the Association had a return on average assets of 1.37 percent in 2003, 1.53 percent in 2002, 0.93 percent in 2001 and 0.92 percent in 2000 for a four year average ROAA of 1.19 percent. For the twelve months ended December 31, 2003, the comparable group had a lower core ROAA of 1.03 percent, while all thrifts indicated a slightly higher 1.10 percent. The comparable group had a net ROAA of
1.04 percent for the twelve months ended December 31, 2003, with all thrifts at
1.31 percent and Midwest thrifts at 1.18 percent.


EARNINGS PERFORMANCE  (CONT.)


       The future earnings stream and net earnings of First Federal will continue to be dependent on both the overall trends in interest rates and also on the consistency, reliability and variation of its noninterest income and overhead expenses. Net of gains and losses, noninterest income indicated considerable fluctuation during the last four years and overhead expenses, generally constant in 2000 and 2001, indicated moderate increases in 2002 and 2003, although remaining much lower than comparable group, industry and regional averages. The Association's net interest margin, moderately higher than the comparable group and more significantly higher than national and regional averages, has primarily been the result of its retention of fixed-rate residential mortgage loans and its higher ratio of interest-earning assets to interest-bearing liabilities. First Federal's cost of interest-bearing liabilities is likely to experience modest increases during the next few years, as short term rates increase from their record lows in 2003 and 2004 to date. Some upward pressure on lending rates is also anticipated, but First Federal's composite yield on interest-earning assets is likely to increase only modestly based on the mix and repricing interval of the Association's loan portfolio with its growing share of fixed-rate loans. Considering the Association's market area, it is also likely that competition from both financial institutions and mortgage companies will limit the Association's ability to significantly increase rates on individual mortgage and non-mortgage loan products. First Federal's success in achieving its objective to maintain its overall net interest spread and net interest margin will relate to its ability to increase its lower costing savings and higher yielding nonresidential mortgage loans, rather than by significant rate changes on its loan and savings products. During the next few years, the maintenance of the Association's net interest spread and net interest margin will be dependent on First Federal's marketing and cross-selling capability, as well as the demographic and economic characteristics and trends in its market area.


       It is also recognized that First Federal's current ROAA, higher than that of its comparable group, has increased significantly since December 31, 2001, reaching its highest point of 1.53 percent at December 31, 2002, and declining
10.5 percent to 1.37 percent at December 31, 2003. Following conversion, it is anticipated that the Association's higher equity to assets ratio will


EARNINGS PERFORMANCE  (CONT.)


result in decreases in ROAE until conversion proceeds can be deployed into higher yielding loans.

       In recognition of the foregoing earnings related factors, with consideration to First Federal's current performance measures and trends, an upward adjustment has been made to First Federal's pro forma market value for earnings performance.


MARKET AREA


       First Federal's primary market area for retail deposits and loans consists of Madison County and a portion of Macoupin County, Illinois, including the city of Edwardsville. As discussed in Section II, since 1990, Edwardsville has experienced strong increases in population and households since 1990, although the increases in Madison and Macoupin Counties have been very modest and much smaller than in Illinois and the United States. The 2002 unemployment rate in the Association's market area was 5.9 percent in Macoupin County and 6.0 percent in Madison County, compared to 6.5 percent in Illinois and a lower 5.8 percent in the United States. Through December, 2003, the unemployment rate increased to 6.6 percent in Macoupin County and decreased to 5.7 percent in Madison County, compared to 6.3 percent in Illinois and 5.4 percent in the United States.


       Per capita income and median household income in Macoupin and Madison Counties have historically been and remain lower than state and national averages and modestly lower than the comparable group, reflecting the market area's similar to higher unemployment rate. It should be noted, however, that from 1990 to 2000, per capita and median household income in Edwardsville have increased to levels higher than either of the two counties, Illinois and the United States. The median housing values in the Macoupin and Madison Counties is significantly lower than Illinois and the United States, with Edwardsville's median housing value


MARKET AREA  (CONT.)


being higher than the two county values, but still approximately 20 percent lower than Illinois and the United States.

       First Federal's market area is both suburban and rural, with the services sector representing the primary source of employment, followed closely by the wholesale/retail and the manufacturing sectors. The level of financial competition First Federal's market area is strong, with commercial banks holding a majority of deposits. Although First Federal has a strong 28.9 percent penetration of thrift deposits, it nevertheless has a small 2.7 percent share of total deposits. The Association experienced net increases in deposits in each of its most recent four calendar years, as deposits and interest credited exceeded withdrawals, and its average annual deposit growth rate of was lower than the comparable group.


       In recognition of the foregoing factors, including deposit potential in a generally stagnant market, we believe that a downward adjustment is warranted for the Association's market area.


FINANCIAL CONDITION


       The financial condition of First Federal is discussed in Section I and shown in the related exhibits and is compared to the comparable group in Exhibits 40, 41 and 42. The Association's ratio of total equity to total assets was 15.47 percent at December 31, 2003, which was moderately higher than the comparable group at 10.28 percent, and considerably higher than all thrifts at
7.99 percent and Midwest thrifts at 9.02 percent. With a conversion at the midpoint, the Corporation's pro forma equity to assets ratio will increase to approximately 24.5 percent, and the Association's pro forma equity to assets ratio will increase to approximately 19.7 percent.


       The Association's mix of assets and liabilities indicates some areas of notable variation from its comparable group. The Association's 80.95 percent ratio of deposits to total assets was significantly higher than the comparable group at 71.41 percent, all thrifts at 58.41 percent and


FINANCIAL CONDITION  (CONT.)


Midwest thrifts at 63.54 percent. Those variations are directly related to First Federal's 3.31 percent ratio of borrowed funds to assets, which was also lower than the comparable group at 17.52 percent, all thrifts at 29.76 percent and Midwest thrifts at 24.06 percent.

       First Federal had a higher 83.61 percent ratio of net loans to total assets at December 31,

2003, compared to the comparable group at 74.66 percent, although the Association's share of net loans was more significantly higher than all thrifts at 66.87 percent. The Association's 10.33 percent share of cash and investments was lower than the comparable group at 14.69 percent and also lower than all thrifts at 15.73 percent and Midwest thrifts at 15.69 percent. First Federal's
5.53 percent ratio of mortgage-backed securities to total assets was similar to the comparable group at 6.33 percent, but considerably lower than all thrifts at
13.00 percent and moderately lower than Midwest thrifts at 8.25 percent.


       First Federal was absent intangible assets at December 31, 2003, compared to a similar 0.55 percent for the comparable group, 0.49 percent for all thrifts and 0.38 for Midwest thrifts. The Association was also absent repossessed assets at December 31, 2003, compared to the comparable group at 0.10 percent, while all thrifts and Midwest thrifts had higher ratios of 0.12 percent and 0.17 percent, respectively. The financial condition of First Federal is influenced by its nonperforming assets of $140,000 or 0.12 percent of assets at December 31, 2003, compared to a much higher 0.75 percent for the comparable group, 0.74 percent for all thrifts and 1.00 percent for Midwest thrifts. It should be recognized that the Association's dollar balance of nonperforming assets and its ratio of nonperforming assets to total assets at December 31, 2003, has been generally constant since December 31, 1999. First Federal's ratio of nonperforming assets to total assets was 0.16 percent, 0.12 percent, 0.19 percent and 0.10 percent at December 31, 1999, 2000, 2001 and 2002, respectively.


       The Association had a lower 8.95 percent ratio of high risk real estate loans to assets compared to 19.43 percent for the comparable group, and the Association's share was also lower


FINANCIAL CONDITION  (CONT.)


than all thrifts at 19.85 percent. The regulatory definition of high risk real estate loans is all mortgage loans other than those secured by one- to four-family residential properties.


       At December 31, 2003, First Federal had $429,000 of allowances for loan losses, which represented 0.35 percent of assets and 0.41 percent of total loans. Those ratios are lower than the comparable group, which indicated allowances equal to 0.73 percent of assets and 1.00 percent of total loans. More significant, however, is an institution's ratio of allowances for loan losses to nonperforming assets, since a considerable portion of nonperforming assets might eventually be charged off. First Federal's $429,000 of allowances for loan losses, represented a significantly higher
306.47 percent of nonperforming assets at December 31, 2003, compared to the comparable group's 153.54 percent, with all thrifts at 155.28 percent and Midwest thrifts at 100.66 percent. First Federal's had no net charge-offs in 2003, while the comparable group had a 0.16 percent ratio of net charge-offs to average total loans and a 299.67 percent ratio of provisions for loan losses to net charge-offs. Relative to the comparable group, those ratios are reflective of the Association's maintenance of a lower ratio of reserves to loans and a higher ratio of reserves to nonperforming assets in anticipation of lower charge-offs in future years.


       Historically, First Federal has experienced moderate levels of interest rate risk, as reflected by the exposure of its net portfolio value to negative changes under conditions of rising interest rates, related to Association's retention of fixed-rate residential mortgage loans. Although it is still focused on originating fixed-rate loans, First Federal has significantly reduced its interest rate risk by originating adjustable-rate loans and maintaining a higher ratio of equity to assets.


       Overall, with particular consideration to the Association's asset quality, reserves, coverage, interest rate risk and shares of loans and deposits relative to the comparable group, we believe that a small upward adjustment is warranted for First Federal's current financial condition.


ASSET, LOAN AND DEPOSIT GROWTH


       During its most recent four calendar years, First Federal has been characterized by lower than average rates of growth in assets, loans and deposits. The Association's average annual asset growth rate from 2000 to 2003, was 6.8 percent, compared to a higher 7.8 percent for the comparable group, 11.3 percent for all thrifts and 8.0 percent for Midwest thrifts. The Association's lower asset growth rate is reflective primarily of its smaller than average increase in loans during that four year period . The Association's loan portfolio indicates an average annual increase of 6.5 percent from 2000 to 2003, compared to average growth rates of 8.6 percent for the comparable group, 11.3 percent for all thrifts and 7.5 percent for Midwest thrifts.


       First Federal's deposits indicate an average annual increase of 5.5 percent from December 31, 1999, to December 31, 2003. Annual deposit growth has been from a low of 1.9 percent in 2003 to a high of 12.6 percent in 2001, compared to average growth rates of 8.6 percent for the comparable group, 11.7 percent for all thrifts and 8.3 percent for Midwest thrifts. Notwithstanding its lower rate of deposit growth, the Association has not had any borrowed funds from December 31, 1999, compared to the comparable group's 17.52 percent ratio of borrowed funds to assets at December 31, 2003.


       The Association's ability to maintain its asset base and deposits in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products, to maintain a high quality of service to its customers, to increase its market share and to continue its loan origination activity. With the exception of the City of Edwardsville, First Federal's primary market area has experienced a very modest increase rise in population and households between 1990 and 2000 and those increases are projected to continue at rates lower than state and national rates through 2008. The Association's primary market area also indicates 2000 per capita income and median household income lower than Illinois and the United States. In 2000, housing values in First Federal's market area were also lower than both Illinois and the United States.


ASSET, LOAN AND DEPOSIT GROWTH (CONT.)


       The Association's historical dependence on its current primary market area could result in lower asset growth in the future as a result of its competitive operating environment in a market area with very modest growth in population and households, projected to remain lower than state and national levels and growth in the future. First Federal's projections indicate deposit shrinkage in 2004, reflecting the outflow of deposits to purchase stock, followed by a generally flat trend in 2005 and 2006. Total portfolio loans are projected to experience moderate growth in 2004, as conversion proceed are deployed in the second half of the year, with cash and investments remaining constant. First Federal's competitive operating environment, together with its projected lack of deposit growth during the next few years, combined with only moderate loan growth, should result in the continuation of lower asset and deposit growth for the Association relative to the comparable group.


       Based on the foregoing factors, we have concluded that a downward adjustment to the Association's pro forma value is warranted.


DIVIDEND PAYMENTS


       The Corporation intends to pay an annual cash dividend of between $0.20 and $0.28 per share following the completion of its stock offering. Such a dividend results in a yield ranging from 2.0 percent to 2.8 percent, based on the total number of shares outstanding following the conversion and the offering price per share of $10.00. Based on the pro forma earnings per share at the midpoint of the valuation range opined in this report, the corresponding payout ratio of a $0.24 dividend, the mean of the range, is 49.90 percent. The actual payment of cash dividends by the Corporation will be dependent upon such factors as earnings performance, capital position, growth, and regulatory limitations.


       Each of the ten institutions in the comparable group pays cash dividends for an average dividend yield of 2.38 percent and a payout ratio of 32.52 percent.


DIVIDEND PAYMENTS  (CONT.)


       In our opinion, no adjustment to the pro forma market value of the Corporation is warranted at this time related to dividend payments.


SUBSCRIPTION INTEREST


       In 2003, investors' interest in new issues was generally positive and subscription levels were consistently high, although a few issues received a less than strong reaction from the marketplace. Overall, although the reaction of IPO investors appears generally to be related to a number of analytical factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, aftermarket price trends and the anticipation of continuing merger/acquisition activity in the thrift industry, the smaller number of offerings appears to have concentrated greater subscription activity beyond the stronger institutions.


       First Federal will direct its offering primarily to depositors and residents in its market area. The board of directors and officers anticipate purchasing approximately $1.0 million or 6.0 percent of the stock offered to the public based on the appraised midpoint valuation. The Association will form an ESOP, which plans to purchase 5.0 percent of the total shares issued to the public in the current offering. Additionally, the Prospectus restricts to 15,000 shares, based on the $10.00 per share purchase price, the total number of shares in the conversion that may be purchased by a single person, and to 25,000 shares by persons and associates acting in concert.


       The Association has secured the services of Keefe, Bruyette & Woods, Inc. ("KBW") to assist in the marketing and sale of the conversion stock.


       Based on the size of the offering, recent market movement and current market conditions, local market interest, the terms of the offering and recent subscription levels for initial mutual


SUBSCRIPTION INTEREST  (CONT.)


holding company offerings, we believe that no adjustment is warranted for the Association's anticipated subscription interest.


LIQUIDITY OF THE STOCK

       First Federal will offer its shares through a subscription offering and, if required, a subsequent community offerings with the assistance of KBW. First Federal will pursue at least two market makers for the stock.

       The Association's proposed market capitalization pursuant to its public offering and shares to be issued at the midpoint of the valuation range is 53.8 percent smaller than the average of the comparable group, 87.7 percent smaller than publicly-traded thrifts in Illinois, and only about 2.9 percent the size of all publicly-traded thrifts. We have concluded, therefore, that a downward adjustment to the pro forma market value is warranted at this time relative to the liquidity of the stock.


MANAGEMENT


       Larry W. Moseby has been chief executive officer of First Federal since 1984 and president since 1996. Mr. Moseby was first elected a director of the Association in 1990 and has been a director of First Federal Financial Services, Inc. since its formation in 2001. Mr. Moseby is currently also the president and chief executive officer of First Federal Financial Services, Inc. Donald Engelke has been employed by the Association since 1985 and has been vice president, treasurer and chief financial officer since 1994. Mr. Engelke has been vice president and chief financial officer of First Federal Financial Services, Inc. since its formation in 1991 and has been a director of the Association and First Federal Financial Services, Inc. since 2003.


MANAGEMENT  (CONT.)


       Since 2002, the management of First Federal have been successful in increasing the Association's loan portfolio, maintaining a higher ratio of loans to deposits, strengthening the Association's its net interest margin and ROAA, maintaining a much lower than average level of nonperforming assets, and increasing its ratio of equity to assets. The Association's asset, loan and deposit growth have, however, lagged the comparable group and industry averages in a competitive operating environment. First Federal's operating expenses have been and continue to be significantly lower than the comparable group and industry averages, contributing to the Association's efficiency ratio being much more favorable than the comparable group and industry averages.


       Overall, we believe the Association to be professionally, knowledgeably and efficiently managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.


MARKETING OF THE ISSUE


       The necessity to build a new issue discount into the stock price of a converting thrift institution continues to prevail in recognition of uncertainty among investors as a result of the thrift industry's dependence on interest rate trends, recent volatility in the stock market and pending federal legislation related to thrift charters and the regulation of financial institutions. Increased merger/acquisition activity, as well as the presence of new competitors in the financial institution industry, such as de novo institutions, investment firms, insurance companies and mortgage companies, have resulted in increased pressure on an individual institution's ability to attract retail deposits at normal rates rather than premium rates and to deploy new funds in a timely and profitable manner.


       We believe that a new issue discount applied to the price to book valuation approach continues and is considered to be reasonable and necessary in the pro forma valuation of the


MARKETING OF THE ISSUE  (CONT.)


Corporation. We have made a downward adjustment to the Corporation's pro forma market value in recognition of the new issue discount

VI.    VALUATION METHODS


       Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry in the early to mid-1990s. As earnings in the thrift industry stabilized and improved in the late 1990s, more emphasis was placed on the price to earnings method, particularly considering increases in stock prices during those years. During the past few years, however, as decreasing interest rates have had varying effects on individual institutions, depending on the nature of their operations, the price to book value method has again become pertinent and meaningful in the objective of discerning commonality and comparability among institutions. In determining the pro forma market value of the Corporation, primary emphasis has been placed on the price to book value method, with additional analytical and correlative attention to the price to earnings methods.


       In recognition of the volatility and variance in earnings due to fluctuations in interest rates, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.


       In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the "midpoint value". Inasmuch as the ownership of First Federal will remain in the mutual holding company form, the public offering of the Corporation will be based on the sale to the public of shares aggregating 45 percent of the of the fully converted pro forma market value of the Corporation at each of the valuation ranges defined in this report. Consequently, the fewer number of shares offered to the public and the lower proceeds resulting from that offering will


VALUATION METHODS  (CONT.)

result in actual pricing ratios considerably higher than those determined in this fully converted valuation of the Corporation where higher proceeds are assumed; and it should be noted that such higher pricing ratios, presented in detail in the offering prospectus, are pertinent to the prospective minority shareholders and their evaluation of the offering.


       In applying each of the valuation methods, consideration was given to the adjustments to the Association's pro forma market value discussed in Section V. Downward adjustments were made for the Association's market area, asset, loan and deposit growth, the liquidity of the stock and the marketing of the issue. Upward adjustments were made for the Association's earnings performance and financial condition. No adjustments were made for the Association's dividend payments, subscription interest and management.


PRICE TO BOOK VALUE METHOD


       In the valuation of thrift institutions, the price to book value method focuses on an institution's financial condition, and does not give as much consideration to the institution's long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution's financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution's performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.


       It should be noted that the prescribed formulary computation of value using the pro forma price to book value method returns a price to book value ratio below market value on a fully converting institution. As noted previously, however, in the case of an initial mutual holding


PRICE TO BOOK VALUE METHOD  (CONT.)

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company minority offering where a majority of the shares will not be held by the public, the application of the prescribed formulary computation to the notional sale of all the shares based on the full valuation of the institution necessarily returns higher book value per share and a lower price to book value ratio than is reflective of the actual number of shares to be owned by the public and the proceeds generated by such a smaller offering. In most instances, nevertheless, such a value remains below current comparable market values.


       Exhibit 48 shows the average and median price to book value ratios for the comparable group which were 136.97 percent and 138.55 percent, respectively. The full comparable group indicated a moderately wide range, from a low of
108.83 percent (Park Bancorp) to a high of 156.35 percent (CKF Bancorp, Inc.). The comparable group had moderately higher average and median price to tangible book value ratios of 145.77 percent and 150.19 percent, respectively, with the range of 108.83 percent to a higher 176.02 percent. Excluding the low and the high in the group, the comparable group's price to book value range narrowed modestly from a low of 116.68 percent to a high of 151.60; and the comparable group's price to tangible book value range also narrowed modestly from a low of
116.58 percent to a high of 168.70.


       Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a fully converted pro forma price to book value ratio of 69.16 percent and a price to tangible book value ratio of 69.11 percent at the midpoint. The price to book value ratio increases from 65.18 percent at the minimum to 75.37 percent at the super maximum, while the price to tangible book value ratio increases from 65.19 percent at the minimum to 75.38 percent at the super maximum.


       The Corporation's pro forma price to book value and price to tangible book value ratios of 69.16 percent and 69.11 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 47, are influenced by the Association's capitalization and local market, as well as subscription interest in thrift stocks and overall market and economic


PRICE TO BOOK VALUE METHOD  (CONT.)


conditions. Further, the Corporation's ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 34.01 percent compared to 10.28 percent for the

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comparable group. Based on the price to book value ratio and the Association's total equity of $18,719,000 at December 31, 2003, the indicated fully converted pro forma market value of the Association using this approach is $37,111,015 at the midpoint (reference Exhibit 47).


PRICE TO EARNINGS METHOD


       The foundation of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3, First Federal's after tax net earnings for the twelve months ended December 31, 2003, were $1,613,000, which also represents the Association's core earnings for that period. To opine the pro forma market value of the Corporation by using the price to earnings method, we applied that earnings base of $1,613,000 in the context of core earnings.


       In determining the price to core earnings multiple, we reviewed the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly-traded thrifts. The average price to core earnings multiple for the comparable group was 14.61, while the median was 14.65. The average price to net earnings multiple was a similar 14.57 and the median multiple was 14.32. The comparable group's price to core earnings multiple was lower than the 22.42 average multiple for all publicly-traded, FDIC-insured thrifts and also lower than their median of 17.98. The range in the price to core earnings multiple for the comparable group was from a low of 11.06 (North Central Bancshares, Inc.) to a high of 18.04 (First Federal Bancorp, Inc.). The range in the price to core earnings multiple for the comparable group, excluding the high and low ranges, was from a low multiple of 12.88 to a high of 17.68 times earnings for eight of the ten institutions in the group, indicating a very slight narrowing of the range.


PRICE TO EARNINGS METHOD  (CONT.)


       Consideration was given to the adjustments to the Corporation's pro forma market value discussed in Section V. In recognition of those adjustments, we have determined a fully converted price to core earnings multiple of 20.75 at the midpoint, based on First Federal's core

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earnings of $1,613,000 for twelve months ended December 31, 2003.


       Based on the Association's core earnings base of $1,613,000 (reference
Exhibit 47), the fully converted pro forma market value of the Corporation using the price to earnings method is $36,924,810 at the midpoint.


PRICE TO ASSETS METHOD


       The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution's equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion. Further, once again as previously noted, the prescribed formulary computation of fully converted pro forma value does not recognize the lower pro forma asset base resulting from small offering proceeds.


       Exhibit 48 indicates that the average price to assets ratio for the comparable group was 14.19 percent and the median was 13.40 percent. The range in the price to assets ratios for the comparable group varied from a low of
11.79 percent (LSB Financial Corp.) to a high of 20.05 percent (United Tennessee Bancshares). The range narrows modestly with the elimination of the two extremes in the group to a low of 11.86 percent and a high of 16.49 percent.


PRICE TO ASSETS METHOD  (CONT.)


       Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 23.53 percent at the midpoint, which ranges from a low of 20.72 percent at the minimum to 28.93 percent at the super maximum.

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       Based on the Association's December 31, 2003, asset base of $120,971,000, the indicated pro forma market value of the Corporation using the price to assets method is $37,016,245 at the midpoint (reference Exhibit 47).


VALUATION CONCLUSION


       Exhibit 53 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the full converted valuation approaches. At the midpoint value, the fully converted price to book value ratio of 69.16 percent for the Corporation represents a discount of 49.51 percent relative to the comparable group and decreases to 44.98 percent at the super maximum. As presented Exhibits 49 through 52 of this report and as further detailed in the offering prospectus, however, recognizing the lower actual proceeds to be realized by the offering to the public of only 45 percent of the pro forma fully converted shares, the Corporation's pro forma book value and pro forma book value per share will be significantly lower and its corresponding price to book value ratio will be higher at the offering price of $10.00 per share. Specifically, the sale to the public of 45 percent of the shares, with the remaining 55 percent of the shares retained by the Corporation, results in a price to book value ratio of 101.94 percent, 111.86 percent, 120.34 percent and 129.03 percent at the minimum, midpoint, maximum and adjusted maximum of the actual offering range, respectively. Those ratios represent discounts relative to the average of the comparable group of 25.57 percent, 18.33 percent, 12.14 percent and 5.80 percent at the minimum, midpoint, maximum and adjusted maximum of the actual offering range, respectively.


VALUATION CONCLUSION  (CONT.)


       The price to core earnings multiple of 20.75 for the Corporation at the midpoint value indicates a premium of 42.45 percent, increasing to a premium of
83.06 percent at the super maximum. The price to assets ratio at the midpoint represents a premium of 65.84 percent, increasing to a premium of 87.98 percent at the super maximum.


       It is our opinion that as of February 27, 2004, the fully converted pro forma market value

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of the Corporation, is $37,000,000 at the midpoint, representing 3,700,000 shares at $10.00 per share. The fully converted pro forma valuation range of the Corporation is from a minimum of $31,450,000 or 3,145,000 shares at $10.00 per share to a maximum of $42,550,000 or 4,255,000 shares at $10.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The maximum, as adjusted, defined as 15 percent above the maximum of the range, is $48,932,500 or 4,893,250 shares at $10.00 per share (reference Exhibits 49 to 52).


       The fully converted pro forma appraised value of First Federal Financial Services, Inc. as of February 27, 2004, is $37,000,000 at the midpoint.








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